                                                                     Exhibit 2.1




                                MERGER AGREEMENT

                                  BY AND AMONG

                        NATURAL MICROSYSTEMS CORPORATION

                               3758982 CANADA INC.

                                 MICHEL LAURENCE

                                  MICHEL BRULE

                                STEPHANE TREMBLAY

                                       AND

                          INVESTISSEMENTS NOVACAP INC.


                            DATED AS OF MAY 18, 2000

                                TABLE OF CONTENTS


                                                                                                                   PAGE
                                                                                                                   ----
ARTICLE I THE MERGER..................................................................................................2

         1.1      Closing Dates.......................................................................................2
         1.2      The Offer...........................................................................................2
         1.3      Directors'Approval..................................................................................6
         1.4      Capital of Purchaser................................................................................6
         1.5      Options.............................................................................................6
         1.6      Indemnification Shares..............................................................................7
         1.7      Delivery of Escrow, Employment and Non-Competition Agreements.......................................8
         1.8      Endorsement and Delivery of Certificates............................................................8
         1.9      Adjustment to Consideration Payable to Michel Laurence..............................................8
         1.10     Waiver of Shareholders' Rights.....................................................................10
         1.11     Audited Financial Statements.......................................................................10
         1.12     Stated Capital Adjustment..........................................................................10
         1.13     Tax Considerations.................................................................................11

ARTICLE II REPRESENTATIONS AND WARRANTIES............................................................................11

         2.1      Representations and Warranties of the Employee Shareholders........................................11
         2.2      Representations and Warranties of Novacap..........................................................11
         2.3      Representations and Warranties of the Selling Shareholders.........................................12
         2.4      Representations and Warranties of the Parent and the Purchaser.....................................28

ARTICLE III CONDUCT PRIOR TO THE CLOSING.............................................................................30

         3.1      Conduct of Business of the Company.................................................................30
         3.2      No Solicitation....................................................................................32

ARTICLE IV ADDITIONAL AGREEMENTS.....................................................................................34

         4.1      Sale and Registration of Shares; Shareholder Matters...............................................34
         4.2      Confidentiality....................................................................................34
         4.3      Expenses...........................................................................................35
         4.4      Public Disclosure..................................................................................35
         4.5      Consents...........................................................................................35
         4.6      Commercially Reasonable Efforts....................................................................35
         4.7      Notification of Certain Matters....................................................................36
         4.8      Transition.........................................................................................36
         4.9      Additional Documents and Further Assurances........................................................36
         4.10     Tax Filings........................................................................................36
         4.11     Access to Information..............................................................................36
         4.12     Post-Closing Covenants.............................................................................37
         4.13     Severance..........................................................................................37



ARTICLE V CLOSING DELIVERIES AND ADDITIONAL CONDITIONS...............................................................38

         5.1      Deliveries at the Closing..........................................................................38
         5.2      Conditions to Obligations of the Selling Shareholders..............................................38

ARTICLE VI INDEMNIFICATION; ESCROW...................................................................................39

         6.1      Survival of Representations, Warranties and Agreements.............................................39
         6.2      Indemnification....................................................................................39
         6.3      Escrow Arrangements................................................................................40
         6.4      Manner of Indemnification..........................................................................40

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER........................................................................41

         7.1      Termination........................................................................................41
         7.2      Effect of Termination..............................................................................41
         7.3      Amendment..........................................................................................42
         7.4      Extension; Waiver..................................................................................42

ARTICLE VIII GENERAL PROVISIONS......................................................................................42

         8.1      Notices............................................................................................42
         8.2      Interpretation.....................................................................................44
         8.3      Counterparts.......................................................................................44
         8.4      Entire Agreement; Assignment.......................................................................44
         8.5      Holding Companies..................................................................................44
         8.6      Severability.......................................................................................45
         8.7      Tax Election.......................................................................................45
         8.8      Other Remedies.....................................................................................45
         8.9      Governing Law......................................................................................45
         8.10     Rules of Construction..............................................................................45
         8.11     Specific Performance...............................................................................46
         8.12     English Language Only..............................................................................46
         8.13     Certain Defined Terms..............................................................................46


         EXHIBITS

         Exhibit A Exchangeable Shares Provisions
         Exhibit B Support Agreement
         Exhibit C Escrow Agreement
         Exhibit D Form of Opinion
         Exhibit E Merger by way of Amalgamation
         Exhibit F Declaration Of Registration Rights

         SCHEDULES

         Schedule 1.2(f)(i) Cash Portion
         Schedule 1.6 Indemnification Shares
         Schedule 2.3(c) Required Authorizations
         Schedule 2.3(d) Authorized and Issued Capital
         Schedule 2.3(e) Subsidiaries
         Schedule 2.3(g) Options
         Schedule 2.3(j) Liabilities
         Schedule 2.3(m) Immovable Property
         Schedule 2.3(o) Place Of Business
         Schedule 2.3(p)(i) Owned Marks And Measures To Protect Owned Marks Schedule (Ii)2.3(p)(ii) Owned Patents And Measures To Protect Owned
                  Patents
         Schedule 2.3(p)(iii) Owned Copyrights
         Schedule 2.3(p)(iv) Licensed Technology Agreements
         Schedule 2.3(p)(v) Agreements Involving Distribution Or Other Rights Granted To Third Parties
         Schedule 2.3(p)(vi) Technology Exploitation Agreements
         Schedule 2.3(p)(vii) Sufficiency Of Owned And Licensed Intellectual Property
         Schedule 2.3(p)(viii) Infringement
         Schedule 2.3(p)(ix) Employee Agreements
         Schedule 2.3(q) Product And Service Warranties
         Schedule 2.3(r) Leases
         Schedule 2.3(s) Contracts
         Schedule 2.3(u) Insurance
         Schedule 2.3(v) Bank Accounts, Powers Of Attorney
         Schedule 2.3(w) Litigation
         Schedule 2.3(y)(iv) Status Of Assessments
         Schedule 2.3(z) Licenses, Permits
         Schedule 2.3(aa) Environmental Matters
         Schedule 2.3(bb)(1) Collective Agreements
         Schedule 2.3(cc) Employee Plans
         Schedule 2.3(ii) Customers And Suppliers
         Schedule 2.3(h) Financial Statements
         Schedule 8.13(ee)(ii) Patents

                                MERGER AGREEMENT

         This Merger Agreement (this "AGREEMENT") is made and entered into as of May 18, 2000, by and among Natural MicroSystems Corporation, a Delaware company (the "PARENT"), 3758982 Canada Inc. (the "PURCHASER", and together with Parent, "NMS"), a company existing under the federal laws of Canada and a wholly-owned subsidiary of the Parent, Michel Laurence, Michel Brule and Stephane Tremblay (the "EMPLOYEE SHAREHOLDERS"), and Investissements Novacap Inc. ("NOVACAP") (the Employee Shareholders and Novacap together hereinafter referred to as the "SELLING SHAREHOLDERS").

                                    RECITALS

         WHEREAS the Parent intends to cause one or more of its subsidiaries to acquire the issued and outstanding Class A Shares (the "SHARES") of Inno Media Logic (I.M.L.) Inc. (the "COMPANY") or to amalgamate with the Company on the Closing Date (the "MERGER"), subject to the terms and conditions of this Agreement;

         WHEREAS the Selling Shareholders wish to irrevocably agree to sell, directly or indirectly, certain of their Shares to Purchaser for consideration payable up to fifty percent (50%) in cash and ancillary rights and the balance through the issuance of either common shares of the Parent (the "PARENT COMMON STOCK") or Exchangeable Shares (as defined herein) or failing such sale, to cause the Company to amalgamate with a direct or indirect subsidiary of the Parent (the "AMALGAMATION") to form a single corporation ("AMALCO"), subject to the terms and condition of this Agreement;

         WHEREAS to implement the Merger, the Purchaser agrees to make an offer to all the holders of Shares of the Company in the form required under the takeover bid provisions of Sections 194 and following of the CANADA BUSINESS CORPORATIONS ACT (the "CBCA") (the "OFFER") or to cause the Company to enter into the Amalgamation;

         WHEREAS (i) the articles of incorporation of the Purchaser or the articles of amalgamation of Amalco authorize or will, on the Closing Date, authorize the issuance of an unlimited number of Exchangeable Shares, the terms and conditions of which will be in substantially the form attached as Exhibit A (the "EXCHANGEABLE SHARE PROVISIONS"); and (ii) an exchangeable share support agreement will be entered into between Parent, and of its subsidiaries and Purchaser (the "SUPPORT AGREEMENT") (or Parent, one of its subsidiaries and Amalco, as the case may be) in substantially the form attached as Exhibit B;

         WHEREAS the Exchangeable Shares (as defined herein) will be exchangeable into Parent Common Stock, subject to the terms and conditions of the Exchangeable Share Provisions and the Support Agreement; and

         WHEREAS a portion of the Parent Common Stock and Exchangeable Shares otherwise receivable by the Shareholders in connection with the Merger will be placed in escrow pursuant to an escrow agreement (the "ESCROW AGREEMENT") in substantially the form attached as Exhibit C, the release of which will be contingent upon certain events and conditions as contemplated by the Escrow Agreement.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1      CLOSING DATES

         Unless this Agreement is earlier terminated pursuant to Article VII, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place as promptly as practicable and no later than five (5) business days following the end of the period provided for the deposit of Shares under the Offer or on the date on which the Amalgamation takes effect, as the case may be, (the "OFFER TERMINATION DATE") at the offices of Stikeman Elliott, 1155 Rene-Levesque boulevard West, 40th Floor, Montreal, Quebec, Canada H3B 3V2; provided that if the conditions attached to the Offer are not satisfied on the Offer Termination Date but NMS determines, in its sole discretion, that such conditions are likely to be satisfied at a later time, NMS may elect to delay the Closing until a date no later than fourteen (14) days following the Offer Termination Date. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE."

         1.2      THE OFFER

         As soon as practicable after the execution and delivery of the Agreement and all of the schedules and attachments hereto in final form and the delivery of all the written acknowledgments and waivers contemplated by Section
1.10 hereof to the Purchaser, and in any case within ten (10) days thereafter, the Purchaser agrees to make, either itself or together with another corporation wholly owned, directly or indirectly, by the Parent, the Offer to all the holders of Shares in the form required by the takeover bid provisions of Section 194 and following of the CBCA. The Offer shall contain the following terms and conditions (among others):

                  (a) the Offer shall be to purchase all outstanding Shares, including those Shares as are issuable upon the exercise or conversion of outstanding options and warranties which are vested and immediately exercisable according to their terms or are vested and exercisable immediately upon a change of control of the Company ("IMMEDIATELY EXERCISABLE OPTIONS");

                  (b) the Offer shall remain open for deposits of Shares for 21 days, being the minimum period permitted under the CBCA;

                  (c) the minimum number of shares to be acquired under the Offer shall be 66 2/3 % of the outstanding Shares (calculated on a fully diluted basis), including the Shares deposited by the Selling Shareholders as contemplated by Section 1.8 hereof;

                  (d) the Offer shall be subject to the conditions necessary to effect the purchase of Shares contemplated by the Offer, including:

                      (i) that the Board of Directors of the Company shall have authorized the transfer to the Purchaser of the outstanding Shares and all Shares issued on the exercise of outstanding options and warrants;

                      (ii) The Purchaser shall have determined, acting reasonably, that no covenant, term or condition of any instrument or agreement of the Company not previously disclosed or made available to NMS prior to the date hereof, exists, and no document otherwise required to be delivered by the Selling Shareholders hereunder has not been delivered, which might make it inadvisable for NMS to proceed with the Offer and/or with the taking up and paying for the Shares under the Offer (including without limitation any default, acceleration or other adverse event that may ensue as a result of the Purchaser taking up and paying for the Shares under the Offer);

                      (iii) no act, action, suit or proceeding shall have been taken before or by any Canadian or United States federal, provincial, state or foreign court or other tribunal or governmental agency or other regulatory or administrative agency or commission or by any elected or appointed public official or private person (including without limitation any individual, Company, firm, group or other entity) in Canada, the United States or elsewhere, whether or not having the force of law, which could reasonably be expected to have the effect of:

                                    (A) making illegal, or otherwise directly or indirectly restraining or prohibiting or making materially more costly the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some or all of the Shares by the Purchaser or the consummation of any of the transactions contemplated by the Agreement or the Offer;

                                    (B) prohibiting or materially limiting the ownership or operation by the Company or by the Purchaser indirectly, of all or any material portion of the business or assets or the Company, on a consolidated basis, or compelling the Purchaser, directly or indirectly, to dispose of or hold separate all or any material portion of the business or assets of the Company, on a consolidated basis, as a result of the transactions contemplated by the Offer;

                                    (C) imposing or confirming limitations on the ability of the Purchaser, directly or indirectly, effectively to acquire or hold or to exercise full rights of ownership of the Shares, including without limitation the right to vote any Shares acquired or owned by the Purchaser, directly or indirectly, on all matters properly presented to the Shareholders; or

                                    (D) requiring divestiture by the Purchaser, directly or indirectly, of any Shares;

                      (iv) (A) neither the board of directors of the Company nor any committee thereof shall have approved or recommended to the Company's Shareholders any proposal or any other acquisition of Shares other than the Offer, (B) no company, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a takeover bid (other than the Offer), tender offer or exchange offer, merger, sale of assets, amalgamation, plan of arrangement, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction with or involving the Company and (C) neither the board of directors of the Company nor any committee thereof shall have resolved to do any of the foregoing;

                      (v) there shall not have occurred any material breach by the Selling Shareholders of any of the representations, warranties or covenants contained in this Agreement or any termination of this Agreement pursuant to the terms contemplated in this Agreement;

                      (vi) the Quebec Securities Commission shall have issued orders approving the trades and distributions in securities contemplated herein, by the Offer and by the Exhibits to this Agreement (including trades and distributions in securities pursuant to the exercise of rights contemplated in each class of securities of Purchaser) in form and substance reasonably satisfactory to Parent and the Purchaser;

                      (vii) the Purchaser shall have received a legal opinion from Me Olivier Despres, legal counsel to the Selling Shareholders, in substantially the form attached hereto as Exhibit D; and

                      (viii) the audited financial statements of the Company delivered to the Parent pursuant to Section 1.11 hereof shall be in form and substance which is not materially different from the unaudited financial statement of the Company for the same period comprised in the Financial Statements.

The foregoing conditions shall be for the exclusive benefit of the Purchaser and may be waived by the Purchaser in whole or in part at any time and from time to time, both before or after the Offer Termination Date.

                  (e) each depositing Shareholder shall be deemed, by depositing its Shares under the Offer, to have agreed to (i) deposit in escrow with the Escrow Agent a number of Parent Common Stock and/or First Preferred Shares (as defined in Exhibit E) and/or Exchangeable Shares (as the case may be) equal to 10% of the Consideration payable to the Shareholder under Section 1.2(f) divided by the Weighted Average Closing Price, (ii) became a party to and be bound by the terms and conditions set forth in the Escrow Agreement as though each such depositing Shareholder hereunder were a signatory of the Escrow Agreement, (iii) to provide the Parent and Purchaser with substantially the same representations and warranties as the Selling Shareholders are providing to the Parent and Purchaser hereunder, and
(iv) to be bound by substantially the same indemnification obligations as the Selling Shareholders are bound to under Article VI of this Agreement.

                  (f) the consideration offered under the Offer shall be an aggregate of US$ 155 million for all outstanding Shares and all Immediately Exercisable Options (the "CONSIDERATION") and such Consideration shall be payable as follows:

                      (i) each depositing Shareholder shall have the right to elect to sell up to 50% of his shares for an amount payable to such Shareholder in cash and certain ancillary rights (the "CASH PORTION"); provided that each of the Selling Shareholders hereby elects to receive in cash the percentage of the Consideration payable to it set forth in
                      SCHEDULE 1.2(f)(i) hereto;

                      (ii) the balance of the shares held by a depositing Shareholder shall be transferred for a consideration payable to the depositing Shareholder (the "NON-CASH PORTION") through the issuance to the depositing Shareholder, at its election, of either:

                                    (A) a number of shares of Parent Common
                                    Stock that is equal to the Non-Cash Portion divided by the Weighted Average Closing Price, rounded to the next lowest common share (the "NUMBER OF PARENT COMMON STOCK"), with an amount equal to the value of any fractional share payable in cash; or

                                    (B) a number of Exchangeable Shares that is equal to the number which, if exchanged for Parent Common Stock, is equal to the Number of Parent Common Stock.

                      For the purposes of this Agreement, the "WEIGHTED AVERAGE CLOSING PRICE" shall be the weighted average closing price per share of the Parent Common Stock on the NASDAQ National Market over the ten (10) consecutive trading days ending on the trading day immediately preceding the date of this Agreement.

                  (g) If on or after the date of this Agreement, but on or prior to Closing, Parent recapitalizes through a stock split, reverse stock split, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes, or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, then the total number of shares of Parent Common Stock to be ultimately issued under the Offer, either pursuant to Section 1.2(f)(ii)(A) or upon any exchange of Exchangeable Shares, as the case may be, and the terms and conditions of exchange of the Exchangeable Shares will be adjusted appropriately so that the Shareholders receive the number and class of Parent securities and/or cash which they would have received had they been holders of the Number of Parent Common Stock prior to such recapitulation or, as the case may be, Exchangeable Shares exchangeable into such securities and/or assets.

         1.3      DIRECTORS' APPROVAL

         The Selling Shareholders agree with NMS that as soon as reasonably practicable after the execution and delivery of this Agreement, and in any event within seven (7) days thereafter, the Selling Shareholders will (i) cause a meeting of the board of directors of the Company to be duly held for the purpose of obtaining a resolution of a majority of the directors of the Company authorizing the transfers of all outstanding Shares to the Purchasers contemplated by this Agreement and the Offer, (ii) propose such a resolution at that meeting, and (iii) vote or cause each of their nominees on the board of directors of the Company to vote, as the case may be, in favour of the such resolution at such meeting.

         1.4      CAPITAL OF PURCHASER

         On or prior to the Closing, NMS shall ensure that at Closing the capital of Purchaser shall provide that an unlimited number of common shares and an unlimited number of fully paid and non-assessable Class A non-voting preferred shares of Purchaser (the "EXCHANGEABLE SHARES") shall be authorized for issuance. In the event the merger contemplated herein proceeds by Amalgamation, the parties agree that the share capital of Amalco will be comprised of an unlimited number of common shares, an unlimited number of Exchangeable Shares and an unlimited number of First Preferred Shares (as defined in Exhibit E). The terms and provisions of the Exchangeable Shares, including the basis on which the shareholders shall have the right to exchange Exchangeable Shares of Purchaser for shares of Parent Common Stock, shall be as set forth in the terms and conditions attaching to the Exchangeable Shares set forth at Exhibit A

         1.5      OPTIONS

         Except for Immediately Exercisable Options which are exercised on or prior to the Closing Date, the Parent and the Purchaser agree that on or prior to the Closing Date, the Purchaser shall cause the existing Directors' Stock Option Plan and Employee Stock Option Plan of the Company (the "STOCK OPTION PLANS") to be amended such that each option to purchase Shares (an "OPTION") outstanding under the Stock Option Plans that remains outstanding at the Closing shall be converted into an option to acquire, on substantially the same terms and conditions as were applicable under such Option (including, without limitation, any repurchase rights or vesting provisions), Parent Common Stock, except that (i) such Option shall be exercisable for that number of shares of Parent Common Stock as is equal to the product of the number of Shares that were issuable upon exercise of such Option immediately prior to the Closing Date multiplied by the amount of the Consideration per Share under the Offer and divided by the Weighted Average Closing Price and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such converted Option will be equal to the aggregate exercise price for the Shares purchasable pursuant to such Option immediately prior to the Closing Date (converted into US currency based on the Bank of Canada daily noon exchange rate on the Closing Date) divided by the number of full shares of Parent Common Stock purchasable pursuant to (i) above, rounded down to the nearest whole cent. As soon as reasonably practicable after the Closing Date, Parent shall deliver to holders of Options appropriate notice setting forth such holders' rights pursuant hereto. The total number of shares of Parent Common Stock issuable upon exercise of assumed Options is referred to hereinafter as the "TOTAL ASSUMED OPTION SHARES".

         In the event that the Stock Option Plans may not be amended or does not otherwise permit the Parent to cause the Options to be converted unto options to acquire Parent Company Stock as aforementioned, Parent agrees to offer to all holders of the outstanding Options (for greater certainty, other than Immediately Exercisable Options which are exercised on or prior to the Closing
Date), the right to exchange their Options into options issued by the Parent to acquire Parent Common Stock (the "EXCHANGE OPTIONS") on same terms as set forth above. The Selling Shareholders agree if reasonably requested by the Parent and the Purchaser, to cause the Company and if necessary the Company's board of directors, to do all things reasonably requested to facilitate the conversion of the Options into options to acquire Parent Company Stock or as the case may be, to encourage all such holders of outstanding Options to exchange their Options into Exchange Options. Parent shall register the issuance of Parent Common Stock issuable upon exercise of Options or Exchange Options under the SECURITIES ACT of 1933 on a Form S-8 or other available form so as to permit the holders of Options or Exchange Options to resell the Parent Common Stock issuable upon the exercise of the Options or Exchange Options without such holders being obliged to establish a registration statement or prospectus or other similar requirements.

         The parties agree that the conversion of Options into options to acquire Parent Company Stock or the exchange of Options into Exchange Options by the holders thereof shall constitute an exchange under Sub-Section 7(1.4) of the ITA and will make such minor adjustments as may be required for such purposes.

         The Selling Shareholders agree to cause the Board of Directors not to accelerate the vesting or exercise period for any Option issued under the Stock Option Plans.

         1.6      INDEMNIFICATION SHARES

         At Closing each of the Selling Shareholders (and the Purchaser, acting on behalf of the Selling Shareholders, with respect to the certificate delivered to the Purchaser under Section 1.8) shall deposit in escrow with a trust company or other corporation authorized to act as trustee (the "TRUST COMPANY"), acting as escrow agent under the Escrow Agreement, one or more share certificate(s) representing that number of Parent Common Stock and/or Exchangeable Shares which is described next to such Selling Shareholder's name in SCHEDULE 1.6 hereto (collectively the "INDEMNIFICATION SHARES") and such shares shall be delivered and held on the terms and conditions contained in the Escrow Agreement to partially secure the indemnification obligations of the Shareholders set forth in Article VI and the terms of the Offer shall also provide that each depositing Shareholder shall agree to be bound by the terms of the Escrow Agreement and, at Closing, shall deposit that number of Parent Common Stock and/or Exchangeable Shares indicated in the Offer to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

         1.7      DELIVERY OF ESCROW, EMPLOYMENT AND NON-COMPETITION AGREEMENTS

         Concurrently with the execution of this Agreement, Michel Laurence, on the one hand, and the Purchaser and NMS, on the other hand, have executed and delivered an employment and non-competition agreement. Within seven (7) days after the date hereof, (i) the Selling Shareholders, the Parent, and the Purchaser agree to enter into the Escrow Agreement with the Trust Company, and
(ii) Michel Brule, IML Research Inc., Carrier Class Systems Inc. and OvalSys Inc. will each execute and deliver a non-competition agreement, the terms and conditions of which provide that such Agreements are conditional upon and shall take effect only upon the occurrence of the Closing. On or prior to Closing, NMS will propose, to a number of employees of the Company who NMS elects, employment and non-competition agreements to be entered into between the Company and such employees, such agreements to take effect following Closing, and the Employee Shareholders agree to exercise reasonable efforts to assist NMS in the negotiation and settlement of such agreements.

         1.8      ENDORSEMENT AND DELIVERY OF CERTIFICATES

                  (a) The Selling Shareholders have, concurrently with the execution of this Agreement, delivered to the Purchaser certificates, duly endorsed for transfer, representing all of the Shares owned by them (the "CERTIFICATES"). The Parties acknowledge and agree that such delivery and the Selling Shareholders' agreement to sell the Shares as contemplated by this Agreement shall constitute sufficient delivery and deposit of the Shares and Certificates to sell the Shares to the Purchaser, and the Purchaser is hereby authorized to deposit such Shares under the Offer or otherwise acquire such Shares, as it may determine in its discretion, and the Selling Shareholders agree not to withdraw the Shares from such deposit under the Offer unless the Purchaser has not taken up and paid for the Shares under the Offer within the date that is fourteen (14) days after the last day for deposits under the Offer.

                  (b) If, at any time after the Closing, any further action by the Selling Shareholders or the Company is necessary or desirable to carry out the purposes of this Agreement, to transfer the Shares owned by the Selling Shareholders to the Purchaser and to retain, after the acquisition of Shares by the Purchaser, the full right, title and possession of the Company to all its assets, property, rights, privileges, powers, contracts and franchises, the Selling Shareholders undertake and agree to take such action promptly upon request and, to the extent necessary or desirable, to cause the officers and directors of the Company to take such action promptly upon request.

         1.9      ADJUSTMENT TO CONSIDERATION PAYABLE TO MICHEL LAURENCE

         The parties recognize that part of the Consideration payable to the Shareholders under the Offer has been determined based on the value of the goodwill of the Company resulting from Michel Laurence's contribution as a member of the management team of the Company. The parties further acknowledge that the value of the Company's goodwill would be substantially reduced if Michel Laurence were, for any reason, not to remain a member of the management team of the Company. In order to ensure that the value of the goodwill associated with the Company is not effected as a result of the Acquisition, Michel Laurence, the Parent and the Purchaser agree that the Company shall be granted the right to purchase for cancellation at a price of $0.01 per share all or part of the

Non-Cash Consideration (the "CANCELLATION RIGHT") payable to Michel Laurence pursuant to the Offer (being a number of Exchangeable Shares representing 50% of the Consideration payable to him) (the "ML EXCHANGEABLE Shares") on the following basis:

                  (a) if Michel Laurence ceases to be Employed by the Company, (the "ML DEPARTURE DATE") within the first three (3) months following the Closing Date, the Cancellation Right shall be in respect of the aggregate number of the ML Exchangeable Shares;

                  (b) if the ML Departure Date is more than three (3) months but less than six (6) months after the Closing Date, the Cancellation Right shall be in respect of seven-eighths (7/8) of the aggregate number of the ML Exchangeable Shares; and

                  (c) for each additional complete three (3) month period that occurs prior to the ML Departure Date, the number of the Exchangeable Shares that shall be subject to the Cancellation Right shall be reduced by one-eighth (1/8) of the aggregate number of ML Exchangeable Shares for each such period, such that if the ML Departure Date occurs after the second anniversary of the Closing, the number of ML Exchangeable Shares which he shall be subject to the Cancellation Right shall be nil.

         Notwithstanding the foregoing, (i) in the event there is a "change of control" of NMS on or before the first anniversary of the Closing Date and the ML Departure Date occurs after such first anniversary, the number of ML Exchangeable Shares that shall be subject to the Cancellation Right after such first anniversary shall be nil; and (ii) in the event there is a "change of control" during the second twelve (12) month period after the Closing Date and the ML Departure Date occurs after the effective date of such change of control, the number of ML Exchangeable Shares that shall be subject to the Cancellation Right after such change of control shall be nil.

         For purposes of this Agreement, a "change of control" with respect to NMS shall be deemed to have occurred if: any Person becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting shares of NMS ("voting shares" shall mean shares which are expressly provided in such partys' constitutive documents as being voting, which shall include for these purposes, such partys' existing voting common shares and any shares into which such voting shares may be converted, exchanged or reclassified) (for purposes of this clause, such Person shall be deemed to beneficially own any capital stock of a corporation held by any other corporation (the "parent corporation") so long as such Person Beneficially Owns, directly or indirectly, in the aggregate a majority of the total voting shares of such parent corporation). The "Beneficial Owner" of a security shall include any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has (a) the power to vote, or to direct the voting of, such security; and/or (b) the power to dispose, or to direct the disposition of such security.

         For the purposes of this Section 1.9, Michel Laurence shall be deemed to be Employed by the Company so long as he continues to carry out, to the exclusion of any other employment or consulting arrangement (except such other arrangements as may be agreed by the Parent), the reasonable employment responsibilities set for him by the Parent (such obligations to be, in general terms, not materially more onerous than those he carried out for the Company immediately prior to Closing). The parties agree that there shall be no Cancellation Right and that Michel Laurence shall have the right to immediately receive a release from escrow under the Escrow Agreement of all ML Exchangeable Shares (except any such shares as are also Indemnification Shares) if Michel Laurence's employment is terminated by the Company other than for Cause (as defined in his employment agreement) or by reason of his Incapacity (as defined in his employment agreement) or if he dies.

         The parties recognize that all of the ML Exchangeable Shares will be delivered in escrow under the Escrow Agreement at Closing.

         1.10     WAIVER OF SHAREHOLDERS' RIGHTS

         Within seven (7) days of the execution of this Agreement or such longer period as the Purchaser may determine, the Selling Shareholders shall deliver to the Purchaser written acknowledgements and waivers, executed by each party to the Shareholders' Agreement, stipulating that such parties (a) are aware that Michel Laurence, Michel Brule and Novacap are negotiating the sale of the Company, (b) waiving any rights that they may have under the Shareholders' Agreement or otherwise which would affect, restrict or limit in any manner whatsoever the transfer of any of the Shares of the Company in a transaction agreed by Michel Laurence, Michel Brule and Novacap, including, without limitation, any pre-emptive rights, rights of first refusal, drag-along, tag-along or similar rights, provided that the Purchaser under any such transaction also offers to purchase such parties, Shares on the same terms and conditions as the purchase of the Shares held by Michel Laurence, Michel Brule and Novacap, and (c) that such parties agree that the Shareholders' Agreement shall automatically terminate upon the sale of 66 2/3% or more of the outstanding Shares to a purchaser other than a party to the Shareholders' Agreement. In the event that Michel Laurence, Michel Brule and Novacap do not deliver the acknowledgements and waivers within the period provided, then the parties agree that the merger shall proceed by way of Amalgamation in the manner outlined in Exhibit E, and each of the parties agree that in such event the provisions of Exhibit E shall apply.

         1.11     AUDITED FINANCIAL STATEMENTS

         The Selling Shareholders hereby undertake to cause the Company's auditors, Ernst & Young, to deliver to the Parent on or before ten (10) days from the date hereof, audited financial statements of the Company for the year ended March 31, 2000 together with an unqualified audit report therein. In the event that such audited financial statements shall be materially different from the unaudited financial statements for the same period previously delivered to NMS and included in the Financial Statements, NMS shall have the right to immediately terminate the Agreement by notice in writing to the Selling Shareholders.

         1.12     STATED CAPITAL ADJUSTMENT

         NMS hereby acknowledges that the Company intends to increase the stated capital of its issued and outstanding Shares prior to the Closing. NMS agrees to permit such increase if such increase does not exceed an aggregate of up to CDN $ 7 million.

         1.13     TAX CONSIDERATIONS

         NMS, on the one hand, and the Selling Shareholders, on the other hand, agree to consider amending the terms of this Agreement to allow each such party to implement additional tax planning; provided, that the respective parties hereto shall disclose such arrangements to the other parties prior to implementation and shall only agree to any such amendments if additional tax planning proposed by any one of them do not result in any adverse tax consequences to the other party or to the Company.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1      REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE SHAREHOLDERS

         Each of the Employee Shareholders, jointly (and not solidarily), represents and warrants to the Parent and the Purchaser as follows and acknowledge that the Parent and the Purchaser are relying upon such representations and warranties in connection with the purchase of the Company by the Purchaser as contemplated by this Agreement and that the Parent and the Purchaser would not have entered into this Agreement without such representations and warranties:

                  (a) DUE AUTHORIZATION. Such Employee Shareholder has the necessary capacity to execute this Agreement and to perform its obligations hereunder. The execution and performance by such Employee Shareholder of this Agreement does not require any action or consent of, any registration with, or notification to, any Person, or any action or consent under any Laws to which such Employee Shareholder or the Company is subject.

                  (b) ENFORCEABILITY. This Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of such Employee Shareholder enforceable against it in accordance with its terms.

                  (c) NO CONFLICT. The execution of this Agreement, the consummation of the transactions contemplated herein, the performance by such Employee Shareholder of its obligations hereunder and the compliance by such Employee Shareholder with this Agreement does not violate, contravene or breach, or constitute a default under any contract, agreement, indenture, instrument, or commitment to which such Employee Shareholder may be a party, or the properties may be subject, or by which any one of them is bound or affected.

         2.2      REPRESENTATIONS AND WARRANTIES OF NOVACAP

         Novacap represents and warrants to the Parent and the Purchaser as follows and acknowledge that the Parent and the Purchaser are relying upon such representations and warranties in connection with the purchase of the Company by the Purchaser as contemplated by this Agreement and that the Parent and the Purchaser would not have entered into this Agreement without such representations and warranties:

                  (a) DUE INCORPORATION OF NOVACAP.

                      (i) is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation; and

                      (ii) has all necessary corporate power and authority to own, lease and operate its properties and to conduct its business as and in the places where such properties are now owned, leased or operated or such business is now conducted.

                  (b) DUE AUTHORIZATION. Novacap has the necessary corporate power and authority to execute this Agreement and to perform its obligations hereunder. The execution of this Agreement by Novacap and the performance by Novacap of its obligations hereunder has been duly authorized by all necessary action on its part. Such execution and performance by Novacap does not require any action or consent of, any registration with, or notification to, any Person, or any action or consent under any Laws to which Novacap is subject.

                  (c) ENFORCEABILITY. This Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of Novacap enforceable against it in accordance with its terms.

                  (d) NO CONFLICT. The execution of this Agreement, the consummation of the transactions contemplated herein, the performance by Novacap of its obligations hereunder and the compliance by Novacap with this Agreement does not violate, contravene or breach, or constitute a default under any contract, agreement, indenture, instrument, or commitment to which Novacap or may be a party, or their properties may be subject, or by which any one of them is bound or affected.

         2.3      REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

         Each of the Selling Shareholders, jointly (and not solidarily), represents and warrants to the Parent and the Purchaser as follows and acknowledge that the Parent and the Purchaser are relying upon such representations and warranties in connection with the purchase of the Company by the Purchaser as contemplated by this Agreement and that the Parent and the Purchaser would not have entered into this Agreement without such representations and warranties:

                  (a) DUE INCORPORATION. The Company:

                      (i) is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation; and

                      (ii) has all necessary corporate power and authority to own, lease and operate its properties and to conduct its business as and in the places where such properties are now owned, leased or operated or such business is now conducted.

                  (b) NO CONFLICT. The execution of this Agreement, the consummation of the transactions contemplated herein, the performance by each of the Selling Shareholders of its obligations hereunder and the compliance by each of the Selling Shareholders with this Agreement does not:

                      (i) violate, contravene or breach, or constitute a default under, the constating instruments or by-laws of the Company;

                      (ii) result in, or give any Person the right to seek, or to cause (a) the termination, cancellation, modification, amendment, variation or renegotiation of any contract, agreement, indenture, instrument or commitment to which the Company or any of their properties may be a party or subject or by which it is bound or affected, or (b) the acceleration or forfeiture of any term of payment, or (c) the loss in whole or in part of any benefit which would otherwise accrue to the Company;

                      (iii) result in, or require the creation of any lien, hypothec, pledge, charge, prior claim, security interest, adverse claim or other encumbrance or right of others of any nature, whatsoever or howsoever arising (individually, a "LIEN" and collectively, "LIENS"), upon any of the Shares or any property of the Company or any Subsidiary; or

                      (iv) violate, contravene or breach any Laws.

                  (c) REQUIRED AUTHORIZATIONS. There is no requirement to make any filing with, give any notice to, or, obtain any Authorization of, any Governmental Entity or Person as a condition to the lawful completion of the transactions contemplated by this Agreement, except for the filings, notifications and Authorizations described in SCHEDULE 2.3(c) annexed hereto.

                  (d) AUTHORIZED AND ISSUED CAPITAL. The authorized capital of the Company consists of an unlimited number of Class A shares, Class B shares, Class C shares, Class D shares, Class E shares, Class F shares and Class G shares, of which three million five hundred forty-five thousand one hundred eighty (3,545,180) Class A shares (and no more) have been validly subscribed and issued and are outstanding as fully paid and non-assessable; such shares are registered in the names of the persons listed on SCHEDULE 2.3(d) annexed hereto.

                      No shares in the capital of the Company are issued and outstanding other than the Shares.

                  (e) NO SUBSIDIARIES. The Company does not own, and has never owned, directly or indirectly, any shares in the capital of any Person and has never made any investment in, and does not have, and has never had, any property interest in, any Person, except as disclosed in SCHEDULE 2.3(e).

                  (f) TITLE TO SHARES. The Selling Shareholders are the beneficial owners and holders of record of the Shares being sold under this Agreement, free and clear of all Liens.

                      Michel Laurence and Michel Brule are the beneficial owners and holders of record of all of the issued and outstanding shares in the capital of I.M.L. Research Inc. and OvalSys Inc. The existing shareholders of the Company are also all of the shareholders of Carrier Class Systems Inc., in the same proportion as their shareholdings in the Company.

                  (g) NO OPTIONS. Except as disclosed in SCHEDULE 2.3(g) annexed hereto, there is no:

                      (i) outstanding security of the Company convertible or exchangeable into any share or shares in the capital of the Company;

                      (ii) outstanding subscription, option (including, without limitation, rights granted to employees of the Company), warrant, call, commitment or agreement obligating the Company to issue any share or shares of its capital or any security or securities of any class or kind which in any way relate to the authorized or issued capital of the Company;

                      (iii) agreement (other than this Agreement) which grants to any Person the right to purchase or otherwise acquire any share or shares issued and outstanding in the capital of the Company (including, without limitation, the Shareholder Shares); or

                      (iv) voting trust or voting agreement or pooling agreement or proxy with respect to any Shares.

                  (h) BOOKS AND RECORDS. The minute books of the Company are complete and accurate, and contain copies of all by-laws and resolutions passed by the shareholders and directors since the date of their incorporation; all of which by-laws and resolutions have been duly passed.

                      The share certificate books, registers of shareholders, registers of transfers and registers of directors of the Company are complete and accurate.

                      The financial books and records of the Company have been maintained in accordance with sound business practices and fairly, accurately and completely present and disclose in accordance with Canadian GAAP (i) the financial position of the Company, and (ii) all transactions of the Company.

                  (i) FINANCIAL STATEMENTS. The Financial Statements fairly, accurately and completely present and disclose in all material respects (i) the assets, liabilities and obligations (whether accrued, contingent, absolute or otherwise), income, losses, retained earnings, reserves and financial position of the Company, (ii) the results of operations of the Company, and (iii) the changes in the financial position of the Company, all as at the dates and for the periods therein specified.

                  (j) LIABILITIES. The Company has no liabilities or obligations of any nature whatsoever, whether direct, indirect, absolute, contingent or otherwise, except for those liabilities or obligations (i) reflected in or reserved against in the Financial Statements for the year ended March 31, 2000,
(ii) incurred after March 31, 2000 in the usual and ordinary course of its business, or (iii) disclosed in SCHEDULE 2.3(j) annexed hereto.

                  (k) ACCOUNTS RECEIVABLE. All accounts receivable of the Company are BONA FIDE, result from the ordinary course of business, have been properly recorded in the ordinary course of business, and, subject to reserves in accordance with past practice, are good and collectible in full when due without any discount, setoff or counterclaim, in amounts equal to not less than the aggregate face amounts thereof.

                  (l) TITLE TO PROPERTY. The Company is the sole and unconditional owner of, and has a good and valid title to (or, in the case of immovable (real) property, has a good and marketable title to), all of its assets (whether movable (personal), immovable (real) or mixed and whether tangible or intangible), including (without restriction) those reflected on the Financial Statements for the year ended March 31, 2000, or which have been acquired on or after March 31, 2000 (other than such assets consumed or disposed of on or after March 31, 2000 in the ordinary course of business and in a manner consistent with past practice), in each case free and clear of all Liens.

                  (m) IMMOVABLES. SCHEDULE 2.3(m) annexed hereto is a true and complete description of all immoveable (real) property owned by or leased to the Company, including, without limitation, all buildings, structures, erections and appurtenances located thereon.

                      Every immoveable (real) property owned or used by or leased to or from the Company does not violate, contravene or breach, and is used in compliance with, any and all Laws. The Company has not received any notice that any of the aforesaid immoveable (real) property (i) is not in compliance with any Laws, (ii) is not used in compliance with any Laws, and/or
(iii) requires work to be done in connection therewith.

                  (n) CONDITION AND SUFFICIENCY OF ASSETS; INVENTORY. All of the tangible assets of the Company are (i) in good operating condition and repair, ordinary wear and tear excepted, (ii) not in need of maintenance or repairs (except ordinary or routine maintenance or repairs that are not material in nature or costs, individually or collectively), and (iii) adequate and sufficient for the continuing conduct of the business of the Company as now conducted.

                      All Inventory of the Company is of a quality and quantity usable and saleable in the ordinary course of business or adequate reserves have been provided for.

                  (o) LOCATION; PLACE OF BUSINESS. Other than inventory in transit and vehicles used in the transportation of such inventory, the Company does not hold, directly or indirectly, any of their immoveable (real) property or moveable or personal property anywhere other than in the locations set forth in SCHEDULE 2.3(o) annexed hereto.

                  (p) INTELLECTUAL PROPERTY.

                      (i) OWNED MARKS. SCHEDULE 2.3(p)(i) annexed hereto sets forth an accurate and complete list of all registered Marks, pending applications for registration of any Marks and material unregistered Marks, in each case owned by the Company (collectively, "OWNED MARKS"). Except as may be set forth in SCHEDULE 2.3(p)(i):

                                    (a) the Company has not received any notice
or claim (whether written or oral) challenging their respective exclusive and complete ownership of the Owned Marks or suggesting that any other Person has any claim of legal or beneficial ownership or other claim or interest with respect thereto;

                                    (b) the Company has not received any notice
or claim (whether written or oral) challenging the validity or enforceability of the Owned Marks;

                                    (c) the Company has taken the steps set out
in SCHEDULE 2.3(p)(i) to protect their respective rights in and to each of the Owned Marks and to prevent the unauthorized use thereof by any other Person;

                                    (d) the Company has granted to any Person
any right, license or permission to use any of the Owned Marks; and

                                    (e) no Owned Marks has been or is now
involved in any opposition or cancellation proceeding and, to the Selling Shareholders' Knowledge, no such action is threatened with respect to any of the Owned Marks.

                      (ii) OWNED PATENTS. SCHEDULE 2.3(p)(ii) annexed hereto contains a complete and correct list and summary description of all Patents owned by the Company (collectively, "OWNED PATENTS"), indicating for each (to the extent applicable) the applicable jurisdiction, registration or application number and date issued (or date filed) and a summary of the claims to which such Owned Patent relates. Except as may be set forth on SCHEDULE 2.3(p)(ii):

                                    (a) to the Knowledge of the Selling
Shareholders, the Company are the owners of all right, title and interest in and to all Owned Patents, in each case free and clear of any and all Liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any notice or claim (whether written or oral) challenging their respective complete and exclusive ownership of the Owned Patents or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto;

                                    (b) there is no claim challenging or
questioning the validity or enforceability of any of the Owned Patents or, to Selling Shareholders' Knowledge, any threat or other indication of an intention on the part of any Person to bring a claim that any Owned Patent is invalid, is unenforceable or has been misused;

                                    (c) to the Knowledge of Selling
Shareholders, the Owned Patents are legally valid and enforceable;

                                    (d) the inventions disclosed in the Owned
Patents may be practiced by the Company without infringing any other patents owned by any Person;

                                    (e) the Company has taken the steps set out
in SCHEDULE 2.3(p)(ii) to protect its rights in and to the Owned Patents, in each case in accordance with standard industry practice;

                                    (f) the Company has not granted to any other
Person any right, license or permission to practice any of the Owned Patents;

                                    (g) to the Knowledge of Selling
Shareholders, all of the Owned Patents are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use);

                                    (h) to the Knowledge of Selling
Shareholders, all maintenance fees, annuities, and the like due on the Owned Patents have been timely paid; and

                                    (i) no other Person's activities,
technology, products or operations have infringed or are infringing in any material respect on any of the Owned Patents.

                      (iii) OWNED COPYRIGHTS. SCHEDULE 2.3(p)(iii) annexed hereto sets forth a complete and correct list of all registered Copyrights (whether registered with the Canadian Intellectual Property Office or in any foreign jurisdiction) owned by the Company and all pending applications for registration of Copyrights filed by the Company anywhere in the world. SCHEDULE 2.3(p)(iii)annexed hereto also sets forth a complete and correct list and summary description of all material Copyrights, including but not limited to software on which the Company owns copyright (collectively the "OWNED COPYRIGHT"). Except as may be set forth on SCHEDULE 2.3(p)(iii)

                                    (a) the Company is the sole owner of all
rights, title and interest in and to all Owned Copyright, in each case free and clear of all Liens, covenants, conditions and restrictions or other adverse claims or interest of any kind or nature, and the Company has not received any notice of claim challenging their respective complete and exclusive ownership of the Owned Copyright or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto;

                                    (b) the Company has obtained, in writing,
appropriate waivers of moral rights in the favour of themselves, their successors and assigns as well as copyright assignments in writing, where necessary, from all Persons whose copyrightable work has been incorporated, in whole or in part, to any Owned Copyright;

                                    (c) there is no claim challenging or
questioning the validity or enforceability of any of the Owned Copyright or, to Selling Shareholders' Knowledge, any threat or other indication of an intention on the part of any Person to bring a claim that any Owned Copyright is invalid, is unenforceable or is infringing on any Person's rights;

                                    (d) the Company has not granted to any other
Person any right, license or permission to use any of the Owned Copyright; and

                                    (e) no other Person's activities, products
or operations have infringed or are infringing in any material respect on any of the Owned Copyright.

                      (iv) AGREEMENTS IN RESPECT OF LICENSED TECHNOLOGY.
SCHEDULE 2.3(p)(iv) annexed hereto sets forth a complete and accurate list of all license agreements granting to the Company any material right to use or practice any rights under any Intellectual Property (collectively, the "LICENSED TECHNOLOGY AGREEMENTS"), including for each the title and the parties thereto. The Company owns or possess adequate licenses or other rights to use all of its Intellectual Property that are licensed from third parties. SCHEDULE 2.3(p)(iv) contains a complete and accurate list of any royalty obligations or other volume or milestone-based payment obligations of the Company under any Licensed Technology Agreement. Except as may be set forth on SCHEDULE 2.3(p)(iv):

                                    (a) no royalties, fees, honoraria or other
payments are payable by the Company to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Software or Owned Copyright;

                                    (b) all Licensed Technology Agreements are
in full force and effect, and the Company is not in material breach thereof, nor are they aware of any claim or information to the contrary;

                                    (c) there are no outstanding and, to Selling
Shareholders' Knowledge, no threatened disputes or disagreements with respect to any Licensed Technology Agreement;

                                    (d) the expiration dates of all Licensed
Technology Agreements are sufficiently distant from the date hereof that no potential impairment of the value of any of the Company's products could reasonably be imputed by virtue of the non-renewal of the term of any Licensed Technology Agreement;

                                    (e) the rights licensed under each Licensed
Technology Agreement will be exercisable by the Company on and after the Closing to the same extent as exercisable by the Company prior to the Closing (subject to any applicable consent requirement);

                                    (f) the Licensed Technology Agreements
together expressly confer on the Company, as applicable, valid and enforceable rights under or in respect of all of the Intellectual Property Rights that are not owned exclusively by the Company and that are used or practiced in the Company's business (collectively, the "LICENSED INTELLECTUAL PROPERTY"); and

                                    (g) neither the execution and delivery of
this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the impairment of any rights under, any Licensed Technology Agreement.

                      (v) AGREEMENTS INVOLVING DISTRIBUTION OR OTHER RIGHTS GRANTED TO THIRD PARTIES. SCHEDULE 2.3(p)(v) annexed hereto lists those agreements which contain provisions regarding the grant by the Company to any Person of any right to distribute, develop, prepare derivative works based on, support or maintain or otherwise commercially exploit any content, Software or technology of the Company used in connection with its business, or any license by the Company of any rights with respect to any Intellectual Property, including any value-added reseller agreements, exclusive and non-exclusive license agreements, joint development or marketing agreements, and strategic alliance agreements (collectively, "TECHNOLOGY EXPLOITATION AGREEMENTS").

                      (vi) TECHNOLOGY EXPLOITATION AGREEMENTS. Except as may be set forth in SCHEDULE 2.3(p)(vi):

                                    (a) all Technology Exploitation Agreements
are in full force and effect and the Company, and, to Selling Shareholders' Knowledge, any other party thereto, is not in breach thereof, nor is it aware of any claim or information to the contrary;

                                    (b) there are no outstanding and, to Selling
Shareholders' Knowledge, no threatened disputes or disagreements with respect to any Technology Exploitation Agreement; and

                                    (c) neither the execution and delivery of
this Agreement, nor the consummation of the transaction contemplated hereby, will conflict with or result in a breach of (or adversely impact the Company's rights under) any of the terms, conditions or provisions of, or constitute a default under any Technology Exploitation Agreement.

                      (vii) SUFFICIENCY OF OWNED AND LICENSED INTELLECTUAL PROPERTY. Except as set forth in SCHEDULE 2.3(p)(vii) annexed hereto, the Owned Marks, the Owned Patents, the Owned Copyright, the Licensed Intellectual Property and the Trade Secrets owned by the Company constitute all of the Intellectual Property Rights necessary for the conduct of the Company's a business as presently conducted by it, and constitute all of the Intellectual Property Rights necessary to operate the Company's business after the Closing in substantially the same manner as the business heretofore has been operated by the Company.

                      (viii) INFRINGEMENT. Except as may be set forth on
SCHEDULE 2.3(p)(viii) annexed hereto, the Company are not, nor has the Company ever been a party to any proceeding, nor, to the Knowledge of Selling Shareholders, has any proceeding been threatened, that involves or involved a claim of infringement misappropriation or other wrongful use or exploitation, either (i) by the Company against any other Person or (ii) by any Person against the Company of any Intellectual Property or of the Intellectual Property Right used or exploited by the Company in the conduct of its business, nor, to Selling Shareholders' Knowledge, is there any reasonable basis therefor. Except as may be set forth in SCHEDULE 2.3(P)(viii), the use, practice or other exploitation of (A) any of the Owned Marks, (B) any of the Owned Patents, (C) any of the Owned Copyright, (D) the subject matter of any other work of authorship fixed in a tangible medium that is used, copied, modified, displayed or distributed in connection with the conduct by the Company of its business, including any Software, (E) any Trade Secrets, (F) any of the Licensed Intellectual Property, and (G) any other Intellectual Property, do not conflict with, infringe upon, violate or result in a misappropriation of, any patent, copyright, trade secret or other Intellectual Property Right or other right of any Person, nor is any of the foregoing subject to any outstanding order, judgement, decree, stipulation or agreement restricting the use thereof by the Company or, in the case of any Intellectual Property licensed to the Company, restricting the sale, transfer, assignment or licensing thereof by the Company to any Person. Except as may be set forth in SCHEDULE 2.3(p)(viii), the Company has the exclusive right to bring actions against any Person that is infringing any Intellectual Property other than Licensed Intellectual Property and to retain for itself any damages recovered in any such action.

                      (ix) EMPLOYEE AGREEMENTS. Except as set forth on SCHEDULE 2.3(p)(ix) annexed hereto, all current and former employees and consultants of the Company whose duties or responsibilities relate to the Company's business have entered into confidentiality, invention assignment and proprietary information agreements with the Company in the form provided to

Purchaser. To the Selling Shareholders' Knowledge, no employee or consultant of the Company whose duties or responsibilities relate to the Company's business is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would interfere with the use of his or her best efforts to carry out his duties for the Company or to promote the interests of the Company or that would conflict with the Company's business. The carrying on of the Company's business by such employees and contractors of the Company, to Selling Shareholders' Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or consultants or the Company is now obligated. Except as set forth on
SCHEDULE 2.3(p)(ix), to Selling Shareholders' Knowledge, it will not be necessary to utilize any inventions or any other intellectual property of any employees of or consultants to the Company (or Person the Company currently intends to hire) acquired prior to their employment by the Company in order to carry on the business as presently conducted by the Company. At no time during the conception of or reduction to practice of any Intellectual Property Right owned by the Company was any developer, inventor or other contributor to such Intellectual Property Right operating under any grants from any Governmental Entity or private source, performing research sponsored by any Governmental Entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company's rights in such Intellectual Property Rights. SCHEDULE 2.3(p)(ix) lists each present and past employee, independent contractor and consultant who participated in a material way in the creation or development of any material Intellectual Property, indicating, in the case of any such employee, whether such employee is a present or past employee.

                      (x) TRADE SECRETS. The Trade Secrets used in the business of the Company are either owned by the Company or are included in the Licensed Intellectual Property.

                  (q) PRODUCT AND SERVICE WARRANTIES. SCHEDULE 2.3(q) annexed hereto, lists those agreements which contain written warranties and guaranties by the Company currently in effect with respect to its products and services and a summary of any oral warranties. There have not been any material deviations from such warranties and guaranties, and none of the Company, nor any of its salesmen, employees, distributors and agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties.

                  (r) LEASES. SCHEDULE 2.3(r) annexed hereto is a true and complete list of all leases to which any of the Company are party or its properties are subject. All such leases are in good standing and in full force and effect without amendment thereto, and the Company are entitled to all benefits under such leases.

                  (s) CONTRACTS. SCHEDULE 2.3(s) annexed hereto contains a description of all written contracts, agreements, indentures, instruments and commitments to which the Company is a party or by which it is bound.

                  (t) GUARANTEES. The Company is not party to or bound either absolutely or on a contingent basis by any comfort letter, understanding or agreement of guarantee, indemnification, assumption or endorsement or any like commitment with respect to the liabilities or obligations of any Person (whether accrued, absolute or otherwise contingent), except in the ordinary course of business.

                  (u) INSURANCE. The Company maintains insurance with responsible and reputable insurers in such amounts and covering such risks and with such deductibles as are generally maintained by like businesses.

                      SCHEDULE 2.3(u) annexed hereto contains a true and complete list of all insurance policies currently maintained by or for the Company. The coverage under each such policy is in full force and effect and the Company is in good standing under such policies.

                      The Company has not received notice of, and to the Knowledge of the Selling Shareholder, there does not exist, any fact, condition or circumstance which might reasonably form the basis of any claim against the Company which (i) is not fully covered by insurance (subject to deductibles) maintained by or for the Company, or (ii) would result in any increase in insurance premiums payable by the Company.

                  (v) BANK ACCOUNTS: POWERS OF ATTORNEY. SCHEDULE 2.3(v) annexed hereto sets forth: (i) the name of each Person with whom the Company maintains an account or safety deposit box and the names of all Persons authorized to draw thereon or to have access thereto; and (ii) the name of each Person holding a general or special power of attorney from the Company and a summary of the terms thereof.

                  (w) LITIGATION. Except as disclosed in SCHEDULE 2.3(w) annexed hereto, there are (i) no actions, claims, investigations, arbitrations, and other proceedings pending, or to the Knowledge of the Selling Shareholders, threatened against, with respect to, or affecting in any manner, the Company, its properties or the Shares; and (ii) no outstanding judgments, orders, decrees, writs, injunctions, decisions, rulings or awards against, with respect to, or in any manner affecting any of the Company, its properties or the Shares.

                  (x) DEFAULT UNDER AGREEMENTS. The Company (i) is in good standing and entitled to all benefits under, (ii) has performed all obligations required to be performed under, and (iii) are not in default under, or in breach of, any written or oral contracts, agreements, indentures, instruments, commitments, licenses or permits applicable to any of them.

                  (y) TAX MATTERS.

                      (i) DEFINITION OF TAXES. For the purposes of this Agreement, the term "TAX" or, collectively, "TAXES" shall mean (A) any and all federal, state, provincial, municipal, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities including Canada Pension Plan and Provincial Pension Plan contributions and unemployment insurance contributions and employment insurance contributions and workman's compensation and deductions at source, including taxes based upon or measured by gross receipts, income, profits, sales, capital use and occupation, goods and services, and value added, ad valorem, transfer, franchise, withholding, customs duties, payroll, recapture, employment, excise and property taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts and

(B) any liability for the payment of any amounts of the type described in clause
(A) of this Section 2.3(y) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

                      (ii) COMPUTATION, PREPARATION AND PAYMENT. The Company has correctly computed all Taxes, prepared and duly and timely filed all federal, state, provincial, municipal, local and foreign returns, estimates, information statements, elections, designations, reports and any other related filings ("TAX RETURNS"), required to be filed by it, has timely paid all Taxes which are or may become due and payable and has made adequate provision for Taxes in the Financial Statements for the period ended March 31, 2000. The Company has made adequate and timely installments of Taxes required to be made except for the last tax installment to be paid for the fiscal year ended March 31, 2000.

                      (iii) ACCRUED TAXES. Except as disclosed in Schedule 2.3(y),since March 31, 2000, the Company has only incurred liabilities for Taxes in the Ordinary Course.

                      (iv) STATUS OF ASSESSMENTS. All Tax returns of the Company has been assessed through and including each of the dates set forth in SCHEDULE 2.3(y)(iv) annexed hereto, and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return or the payment of any Tax by the Company or any outstanding objections to any assessment or reassessment of Taxes. Any deficiencies proposed as a result of such assessments or reassessments of the Tax returns through and including the dates set forth in SCHEDULE 2.3(y)(iv) annexed hereto have been paid and settled.

                      (v) WITHHOLDINGS. Except as disclosed in Schedule 2.3(y)(v), the Company has withheld from each payment made to any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid such amounts when due, in the form required under the appropriate legislation, or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax withheld but not remitted by the Company will be retained in their respective accounts and will be remitted by them to the appropriate authorities when due.

                      (vi) COLLECTION AND REMITTANCE. The Company has collected from each receipt from any of the past and present customers (or other Persons paying amounts to the Company) the amount of all Taxes (including goods and services tax and provincial sales taxes) required to be collected and has paid and remitted such Taxes when due, in the form required under the appropriate legislation or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax collected but not remitted by the Company will be retained in their respective accounts and remitted by them to the appropriate authorities when due.

                      (vii) ASSESSMENTS. The Company is not nor, to the Knowledge of Selling Shareholders, will it be subject to any assessments, reassessment, levies, penalties or interest with respect to Taxes which will result in any liability on their part in respect of any period ending on or prior to the Closing Date.

                      (viii) JURISDICTIONS OF TAXATION. The Company has not been and nor is it currently required to file any returns, reports, elections, designations or other filings with any taxation authority located in any jurisdiction outside Canada or outside the Province of Quebec. The Company may file treaty based returns as a protective measure for sales made in the U.S.A.

                      (ix) RELATED PARTY TRANSACTIONS. The Company has not and neither has it ever been deemed to have for purposes of the INCOME TAX ACT (Canada) (the "ITA"), acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person, firm or Company with whom it does not deal at arm's length within the meaning of the ITA.

                      (x) FORGIVENESS OF DEBT. The Company has not at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of their share capital) which could have resulted in the application of Section 80 and following of the ITA.

                      (xi) RESEARCH AND DEVELOPMENT TAX CREDITS AND EXPENDITURES. All refunds of taxes or credits claimed with respect to research and development ("R&D CREDITS OR REFUNDS") have been claimed by the Company in accordance with the provisions of the ITA and the relevant provincial legislation and the Company has for the taxation year ended March 31, 1999 satisfied at all relevant times the relevant criteria and conditions entitling it to such R&D Credits or Refunds.

                      (xii) TAX RETURNS. The Company has made available to Purchaser or its legal counsel, copies of all foreign, federal, state, provincial, municipal and local income and all state and local sales and use Tax Returns for the Company filed for all periods terminating up to and including March 31, 1999.

                      (xiii) CCPC. Since the date of the incorporation of the Company and until the date hereof, the Company has been a "Canadian controlled private Company" within the meaning of the ITA.

                      (xiv) ASSOCIATES OF THE COMPANY. The Company has not nor has it ever been at any time associated (within the meaning of the ITA) with any other Company except for the association with I.M.L. Research Inc., Carrier Class Systems Inc. and Ovalsys Inc. arising from the common shareholdings of those companies and the Company by Michael Laurence and Michel Brule.

                      (xv) DEDUCTIBILITY. As of the Closing, there will not be any Contract, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company as an expense under applicable Law other than reimbursements of a reasonable amount of entertainment expenses and other nondeductible expenses that are commonly paid by similarly businesses in reasonable amounts.

                      (xvi) TAX BASIS. The Company's tax base in its assets (and the undepreciated capital cost of such assets) for purposes of determining their future amortization, depreciation and other Federal or Provincial income Tax deductions are accurately reflected on the Company's Tax Returns and records.

                      (xvii) PAID-UP CAPITAL. The paid-up capital for Tax purposes of each of the Shares is no less than its stated capital for corporate purposes.

                  (z) LICENSES, PERMITS. The Company has, and is in full compliance with and entitled to all of the benefits under, all permits, licenses, certificates of compliance, consents, approvals and authorizations of, or registrations with, any governmental, judicial or public authority or regulatory body (collectively, the "Licenses", and individually a "LICENSE") necessary or required to conduct its business as presently conducted, and each License has been validly issued and is in full force and effect. Other than as set forth in SCHEDULE 2.3(z) annexed hereto, there are no Licenses required to conduct the business of the Company as presently conducted.

                      No fact, condition or circumstance has occurred to create, and the execution of this Agreement and its performance shall not create, any right to terminate, cancel, modify, amend, revoke or expire any License.

                  (aa) ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 2.3(aa) annexed hereto:

                      (1) the Company has never transported, removed or disposed of any waste to a location outside of Canada;

                      (2) to the Knowledge of Selling Shareholders, there are no contaminants located in the ground or in groundwater under the Leased Property caused by the operations of the Company; and

                      (3) the Company has ever been required by any Governmental Entity to alter the Leased Property in a material way in order to be in compliance with Environmental Laws, or (ii) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any real property.

                      SCHEDULE 2.3(aa) lists all reports and documents relating to the environmental matters affecting the Company, and the Leased Property which are in the possession or under the control of the Company, and Selling Shareholders. Copies of all such reports and documents have been provided to Purchaser. To the Knowledge of Selling Shareholders, there are no other reports or documents relating to environmental matters affecting the Company, or the Leased Property which have not been made available to Purchaser whether by reason of confidentiality restrictions or otherwise.

                  (bb) EMPLOYEES. Except as set forth in SCHEDULE 2.3(BB)(1) annexed hereto:

                      (1) there is no collective agreement in force with respect to the employees of the Company, no collective agreement is currently being negotiated by the Company, no union or employee bargaining agent holds bargaining rights with respect to any employees of the Company, and there are no current or, to the Selling Shareholders' Knowledge, threatened attempts to organize or establish any trade union or employee association with respect to the Company; and

                      (2) all amounts due and owing or accrued due but not yet owing for all salary, wages, bonuses, commissions, vacation with pay, pension benefits or other employee benefits have been paid or if accrued are reflected in the Books and Records, except amounts accruing since April 30, 2000.

                      (3) SCHEDULE 2.3(cc)(1) contains a correct and complete list of each current employee and consultant of the Company whether actively at work or not, their salaries, wage rates, commissions and consulting fees, bonus arrangements, benefits, positions, status as full-time or part-time employees and length of service.

                  (cc) EMPLOYEE PLANS.

                      (1) SCHEDULE 2.3(cc)(1) annexed hereto lists and accurately and completely describes all Employee Plans. The Company has furnished to the Purchaser true, correct and complete copies of all the Employee Plans as amended as of the date hereof, together with all related material documentation including, summary plan descriptions, the most recent and all material correspondence with all regulatory authorities or other relevant persons.

                      (2) All of the Employee Plans are and have been established, registered, qualified, invested and administered, in all respects, in accordance with their terms and all Laws, including all Tax Laws where same is required for preferential tax treatment. To the Knowledge of Selling Shareholders, no fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Employee Plan.

                      (3) No Employee Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any regulatory authority, or by any other party (other than routine claims for benefits).

                      (4) All contributions or premiums required to be paid by the Company under the terms of each Employee Plan or by Laws have been made in a timely fashion in accordance with Laws and the terms of the Employee Plans. The Company has no liability (other than liabilities accruing after the Closing
Date) with respect to any of the Employee Plans.

                      (5) No commitments to improve or otherwise amend any Employee Plan have been made except as required by applicable Laws.

                      (6) None of the Employee Plans (other than pension plans) provide benefits to retired employees or to the beneficiaries or dependants of retired employees.

                      (7) No Employee Plan exists that could result in (i) the payment to any person of any money, benefits or other property, (ii) accelerated or increased funding requirements for any Employee Plan or (iii) the acceleration or provision of any other increased rights or benefits to any person, as a result of the transactions contemplated by this Agreement.

                  (dd) COMPLIANCE WITH LAWS. The Company has complied and continues to comply with all Laws.

                  (ee) NO CHANGES. Since March 31, 2000, there has not been any change which is a Material Adverse Effect in the business, operations, properties, prospects or condition of the Company, or any event, condition or contingency that is likely to result in such a change.

                  (ff) NO UNUSUAL TRANSACTIONS. Since March 31, 2000, except as described in Schedule 2.3(ff)), each of the Company and the Subsidiaries have conducted their business in the ordinary course, and, without limiting the generality of the foregoing, has not:

                      (i) made or assumed any commitment, obligation or liability which is outside the usual and ordinary course of its business;

                      (ii) ceased to operate its properties and to carry on its business as heretofore carried on nor has the Company failed to maintain all of its properties, rights and assets consistently with past practices, nor has the Company failed to do any and all things reasonably necessary and within its power to retain and preserve the goodwill of its business;

                      (iii) sold or otherwise in any way alienated or disposed of or lost any of its assets other than in the ordinary course of business and in a manner consistent with past practices;

                      (iv) split, combined or reclassified any of its shares, or redeemed, retired, repurchased or otherwise acquired shares in its capital stock or other corporate security, or reserved, declared, made or paid any dividend, or made any other distributions or appropriations of profits or capital;

                      (v) discharged any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise), other than obligations and liabilities discharged in the ordinary course of business and in a manner consistent with past practices;

                      (vi) waived or canceled any claim, account receivable, trade account, or right outside the ordinary course of business or made any gift;

                      (vii) made any change in the rate or form of compensation or remuneration payable or to become payable to any of its shareholders, directors, officers, employees or agents;

                      (viii) except as disclosed in Schedule 2.3(ff)(viii) made any change in its accounting principles and practices as utilized in the preparation of the Financial Statements, or granted to any customer any special allowance or discount, or changed its pricing, credit or payment policies, other than in the ordinary course of business;

                      (ix) made any capital expenditure out of the ordinary course of business;

                      (x) made any loan or advance, or assumed, guaranteed or otherwise became liable with respect to the liabilities or obligations of any Person, except in the ordinary course of business;

                      (xi) suffered any extraordinary losses whether or not covered by insurance;

                      (xii) modified its constating instruments, by-laws or capital structure;

                      (xiii) suffered any material shortage or any cessation or interruption of inventory shipments, supplies or ordinary services;

                      (xiv) removed any director or auditor or terminated any officer;

                      (xv) purchased or otherwise acquired any corporate security or proprietary, participatory or profit interest in any Person;

                      (xvi) incurred any indebtedness other than to trade creditors in the ordinary course of business and in a manner consistent with past practices;

                      (xvii) issued, sold or otherwise disposed of any shares of its capital stock or any warrants, rights, bonds, debentures, notes or other corporate security, except for the issuance of 50,000 Shares to Dialogic Corporation pursuant to its exercise of its warrant;

                      (xviii) modified or changed its business organization or its relationship with its suppliers, customers and others having business relations with it; or

                      (xix) authorized, agreed or otherwise committed to any of the foregoing.

                  (gg) NO BROKER. None of the Vendor, the Company, or any of their respective shareholders, directors, officers, employees or agents has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to this Agreement or any of the transactions contemplated hereby.

                  (hh) STAND ALONE. No part of the business of the Company is conducted through any Person other than the Company. The Vendor does not have, and none of the Company's directors or officers has, any interest in any property, immovable or real, movable or personal, tangible or intangible, used in or pertaining to the business of the Company.

                  (ii) CUSTOMERS AND SUPPLIERS. SCHEDULE 2.3(ii) contains true and correct lists setting forth the ten largest customers and the ten largest suppliers of the Company for the fiscal year ended March 31, 2000 by dollar amount.

                  (jj) FULL DISCLOSURE. None of the aforesaid covenants, agreements, obligations, representations, warranties, Schedules, certificates or documents contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation, warranty, Schedule, certificate or other document not misleading.

                  (kk) RESIDENT. None of the Selling Shareholders are non-residents of Canada within the meaning of the ITA.

         2.4 REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

              The Parent and the Purchaser represent and warrant to the Selling Shareholders as follows and acknowledge that the Selling Shareholders are relying upon such representations and warranties in connection with the acquisition of the Shares by the Purchaser and that the Selling Shareholders would not have entered into this Agreement without such representations and warranties:

                  (a) DUE INCORPORATION. Each of the Parent and the Purchaser is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the necessary corporate power to own or lease its properties and to carry on its business as such business is presently conducted.

                  (b) DUE AUTHORIZATION. Each of the Parent and the Purchaser has the necessary corporate power and authority to execute this Agreement and to perform its obligations hereunder. The execution of this Agreement by the Parent and the Purchaser and the performance by the Parent and the Purchaser of their respective obligations hereunder have been duly authorized by all necessary corporate action on the part of each of the Parent and Purchaser respectively. Such execution and performance by each of the Parent and the Purchaser does not require any action or consent of, any registration with, or notification to, any Person, or any action or consent under any Laws to which each of the Parent and the Purchaser is subject.

                  (c) ENFORCEABILITY. This Agreement constitutes a legal, valid and binding obligation of each of the Parent and the Purchaser, enforceable against each in accordance with its terms.

                  (d) NO CONFLICT. The execution of this Agreement, the consummation of the transactions contemplated herein, the performance each of the by Parent and the Purchaser of their respective obligations hereunder and the compliance by the Parent and the Purchaser with this Agreement do not violate, contravene or breach, or constitute a default under (i), the constating instruments or by-laws of Parent or the Purchaser, or (ii) the financing agreement of the Parent or the Purchaser.

                  (e) NO BROKER. Neither Parent, nor the Purchaser nor any of their shareholders, directors, officers, employees or agents of either have employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to this Agreement or any of the transactions contemplated hereby.

                  (f) CAPITAL STRUCTURE.

                      (i) The authorized stock of Parent consists of 125,000,000 shares of Common Stock, par value $.01 per share, of which 16,428,205 shares were issued and outstanding as of May 16, 2000 as fully paid and non-assessable shares and 3,000,000 shares of Preferred Stock, $0.05 par value. The Parent Common Stock is traded on the NASDAQ National Market. No shares of Preferred Stock are issued and outstanding. As of the Closing, the authorized capital stock of the Purchaser will consist of 1,000 shares of Common Stock, 1,000 shares of which will be issued and outstanding and be held by Parent. All such shares either have been duly authorized or will be duly authorized as of the Closing, and all such issued and outstanding shares have been or as of the Closing will be validly issued, fully paid and non-assessable and free of any Liens other than any Liens created by or imposed upon the holders thereof. As of the Closing, all shares of capital stock will be beneficially owned by Parent.

                      (ii) The shares of Parent Common Stock to be issued at the Closing will, when issued in accordance with the terms of this Agreement and the Offer, be duly authorized, validly issued, fully paid and non-assessable.

                      (iii) The shares of Parent Common Stock to be issued pursuant to the Exchangeable Share Provisions will, when issued in accordance therewith, be duly authorized, validly issued, fully paid and non-assessable.

                      (iv) The Exchangeable Shares to be issued pursuant hereto and pursuant to the Offer will, when issued in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and non-assessable.

                  (g) SEC DOCUMENTS; PARENT FINANCIAL STATEMENTS. Parent has furnished or made available to the Selling Shareholders true and complete copies of all reports or registration statements filed by it with the United States Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") for all periods since June 30, 1997, all in the form so filed (all of the foregoing being collectively referred to as the "SEC DOCUMENTS"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 or the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "PARENT FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the period then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

                  (h) NO MATERIAL ADVERSE CHANGE. Since the date of the balance sheet included in Parent's most recently filed report on Form 10-Q or Form 10-K, Parent has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of Parent; (b) any amendment or change in the Certificate of Incorporation or Bylaws of Parent (other than those amendments to increase the autorized capital of the Parent to the levels disclosed herein), or (c) any damage to, destruction or loss of any assets of Parent (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Parent.

                  (i) ACQUISITION SUBSIDIARIES. As of the Closing, the Purchaser will not have engaged in or transacted any business or activity of any nature other than activities related to its corporate organization and as contemplated by this Agreement and the Related Agreements Immediately prior to the Closing, the Purchaser will have no assets or liabilities or obligations of any kind whatsoever other than as contemplated in this Agreement and the Related Agreements, and will not be a party to any other contract, agreement or undertaking of any nature.

                  (j) COMPLIANCE. The Parent is in full compliance with the terms and conditions contained in its listing agreement with the NASDAQ National Market and has not received any notice requesting the delisting of the Parent Common Stock on the NASDAQ National Market.

                                  ARTICLE III

                          CONDUCT PRIOR TO THE CLOSING

         3.1 CONDUCT OF BUSINESS OF THE COMPANY

         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, the Selling Shareholders shall cause the Company (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts in substantially the same manner as heretofore conducted and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at and after the Closing. The Selling Shareholders shall cause the Company, to promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving or adversely affecting the Company or its business. Except as expressly contemplated by this Agreement the Selling Shareholders shall cause the Company, not to take any of the following actions without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed:

                      (i) enter into any commitment, activity or transaction not in the ordinary course of business;

                      (ii) transfer to any person or entity any rights to any Intellectual Property;

                      (iii) enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any products of the Company, except in the ordinary course of business;

                      (iv) amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedules;

                      (v) commence any litigation;

                      (vi) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of the shares in its share capital, or split, combine or reclassify any of the shares in its share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares in the share capital of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares in the share capital of the Company (or options, warrants or other rights exercisable therefor), except for the Recapitalization Dividend;

                      (vii) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its share capital or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, except for assurance of Shares pursuant to Immediately Exercisable Options;

                      (viii) cause or permit to be made any amendments to its articles of incorporation or bylaws, as amended;

                      (ix) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

                      (x) sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

                      (xi) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others other than fluctuations under existing loan facilities, excluding amounts loaned to the Company by Parent;

                      (xii) grant any severance, change of control award or termination pay to any director, officer employee or consultant;

                      (xiii) adopt or amend any employee benefit plan, program, policy or arrangement, or enter into any employment contract, extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees, except in the ordinary course of business;

                      (xiv) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business and consistent with past practice;

                      (xv) excluding payroll obligations performed in the ordinary course, pay, discharge or satisfy, in an amount in excess of CDN $50,000, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business consistent with past practice after March 31, 2000;

                      (xvi) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into a settlement or compromise, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                      (xvii) enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

                      (xviii) fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

                      (xix) waive or commit to waive any rights with a value in excess of CDN $25,000, in any one case, or CDN $50,000, in the aggregate;

                      (xx) cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

                      (xxi) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

                      (xxii) agree in writing or otherwise to take, any of the actions described in Sections 3.1(i) through (xxi) above, or do any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

         (b) NMS CONDUCT. NMS shall promptly notify the Company and the Selling Shareholders of any event or occurrence which may be reasonably likely to prevent or materially delay NMS from carrying out any of its obligations under this Agreement.

         3.2 NO SOLICITATION

         Until the earlier of the Closing and the date of termination of this Agreement pursuant to the provisions of Section 7.1 hereof, and the Selling Shareholders will not and will cause the Company not to (nor will the Selling Shareholders permit any of its or the Company's officers, directors, shareholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than NMS and their respective designees: (a) solicit, initiate, entertain, discuss or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company (whether by way of amalgamation, purchase of shares, purchase of assets or otherwise), any portion of its share capital or assets or any equity interest in the Company, (b) provide information with respect to it to any person, other than NMS, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of amalgamation, purchase of shares, purchase of assets or otherwise), any material portion of its share capital or assets or any equity interest in the Company, (c) enter into an agreement with any person, other than NMS, providing for the acquisition of the Company (whether by way of amalgamation, purchase of shares, purchase of assets or otherwise), any material portion of its share capital or assets or any equity interest in the Company, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company (whether by way of amalgamation, purchase of shares, purchase of assets or otherwise), any material portion of its share capital or assets or any equity interest in the Company by any person, other than by NMS. The Company and each Selling Shareholder shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company or any Selling Shareholder receives prior to the Closing or the termination of this Agreement any offer or proposal relating to any of the above, the Selling Shareholders shall immediately notify NMS thereof, including information as to the identity of the offer or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the NMS may reasonably request.

                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

         4.1      SALE AND REGISTRATION OF SHARES; SHAREHOLDER MATTERS

                  (a) SALE OF SHARES. The parties hereto acknowledge and agree that the securities to be issued by the Parent pursuant to this Agreement and the Exchange and Support Agreement shall constitute "restricted securities" within the meaning of the U.S. SECURITIES ACT of 1933, as amended from time to time, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"). The certificates representing Parent Common Stock issued in connection with this Agreement shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable U.S. state securities laws. Each Selling Shareholder represents that he or it is a resident of or organized in Canada and is not acquiring the Parent Common Stock for the benefit of a U.S. resident or entity and agrees that it shall not sell or otherwise dispose of or pledge such Parent Common Stock in violation of applicable United States Securities laws.

                  (b) REGISTRATION RIGHTS. Parent shall grant each Shareholder registration rights, as set forth in the Declaration of Registration Rights attached hereto as Exhibit F. Participation by Shareholders in any such registration shall be subject to the terms and conditions set forth in the Declaration of Registration Rights, which Declaration of Registration Rights will provide, among other things, that the Parent will file all necessary documents and take all necessary measures to register with the United States Securities and Exchange Commission the Parent Common Stock and Parent Common Stock issued upon the exercise of the Exchangeable Shares as soon as practicable after the Closing, but no later than 45 days from such date.

         4.2     CONFIDENTIALITY

         Each of the parties hereto hereby agrees to keep such information or knowledge obtained pursuant to the negotiation and execution of this Agreement, or the effectuation of the transactions contemplated hereby confidential, and also agree not to use such knowledge or information; provided, however, that the foregoing shall not apply to information or knowledge which
(a) a party can demonstrate was already lawfully in its possession on a non-confidential basis prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party,
(d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers, (f) is disclosed in the course of any litigation between any of the parties hereto,
(g) is independently developed by a party through Persons who have not had accessed to, or knowledge of, such knowledge or information, (h) is required to be disclosed in order to obtain such consents, waivers and approvals required pursuant to Section 4.5, or (i) is required to be disclosed by the Parent under applicable securities laws.

         4.3 EXPENSES

         Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("THIRD PARTY EXPENSES") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses; provided that the parties recognize that the Company shall bear up to $250,000 of expenses for professional services in connection with the transactions contemplated hereby which might be considered expenses of the Selling Shareholders.

         4.4 PUBLIC DISCLOSURE

         Unless otherwise required by law (including, without limitation, federal and state securities laws) no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by the Company or the Selling Shareholders unless approved by Parent, prior to release.

         4.5 CONSENTS

         The Selling Shareholders shall use their commercially reasonable efforts to cause the Company to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in the Schedules) so as to preserve all rights of and benefits to the Company thereunder, or to consummate the transactions contemplated hereby, and shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the transactions contemplated hereby for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with the foregoing.

         4.6 COMMERCIALLY REASONABLE EFFORTS

         Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to ensure that its representations and warranties remain true and correct in all material respects, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

         4.7 NOTIFICATION OF CERTAIN MATTERS

         The Selling Shareholders shall give prompt notice to Parent, and Parent shall give prompt notice to the Selling Shareholders, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of any such party contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (ii) any failure of any such party, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 4.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.

         4.8 TRANSITION

         None of the Selling Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. For a period of twelve (12) months after Closing, each of the Selling Shareholders will refer all customer inquiries relating to the business of the Company to the Company or Parent.

         4.9 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES

         Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         4.10 TAX FILINGS

         The Selling Shareholders shall be responsible for the preparation of all Tax Returns of the Company for taxation periods ending on or before the Closing Date, in accordance with applicable law and in a manner consistent with prior practices. Notwithstanding the foregoing, such Tax Returns shall be prepared within 90 days of the Closing Date and, once prepared and prior to filing with the relevant tax authority, such Tax Returns shall be submitted to Parent for its review and approval, such approval not to be unreasonably withheld. After the Closing Date, NMS, the Company, and the Selling Shareholders will make available to each other, as reasonably requested, all information, records or documents relating to the liability for Taxes of the Company for all periods ending on or prior to the Closing Date and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

         4.11 ACCESS TO INFORMATION

         The Selling Shareholders will cause the Company to afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing, upon the Parent providing the Employee Shareholders with reasonable prior written notice (it being understood that such access shall be provided to the Parent in such manner as shall not interfere with the normal day-to-day operations of the Company), to
(a) all of its properties,
books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of it as Parent may reasonably request subject to reasonable limits on access to Company's source codes. No information or knowledge obtained in any investigation pursuant to this Section 4.11 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

         4.12 POST-CLOSING COVENANTS

                  (a) Michel Laurence and Michel Brule hereby undertake to (i) remain the sole shareholders of IML Research, (ii) maintain the due existence of IML Research, including, without limitation, ensuring that IML Research is sufficiently funded to fulfill its obligations as they become due and remains, at all times, a solvent entity, (ii) use their best efforts to maintain IML Research's existing relations with [the counter parties under any of its agreements or commercial arrangements] in good standing and not alter or modify such relations or their written or verbal commercial arrangements with such person, without obtaining the prior written consent of NMS, and (iv) not alter or modify any of the agreements which have been entered into between IML Research and the Company, without obtaining the prior written consent of NMS. At the request of the Purchaser, Michel Laurence and Michel Brule agree to transfer all of the issued and outstanding shares in the capital of IML Research to the Purchaser for nominal consideration.

                  (b) Except as contemplated in the Exchangeable Share Provisions, none of the shares in the capital of Purchaser or Amalco (as the case may be) may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of, directly or indirectly, by a Shareholder, including but not restricted to any disposition by agreement, option, right or privilege capable of becoming an agreement or option, without the prior consent of the Parent. No Exchangeable Shares may be transferred unless the transferee agrees to be bound by the provisions of this Section 4.12(b).

         4.13 SEVERANCE

                  (a) NMS hereby undertakes to pay to each person that is an employee of the Company prior to the Closing, in the event that any such employee is terminated without Cause by NMS within twelve months following the Closing, an amount equal to (i) 12 months base salary of such terminated employee if such employee has been an employee of the Company for more than 3 years, (ii) 9 months base salary of such terminated employee if such employee has been an employee of the Company for more than 2 years, (iii) 6 months base salary of such terminated employee if such employee has been an employee of the Company for more than one year, or (iv) 3 months of base salary of such terminated employee if such employee has been an employee of the Company for less than one year.

                  (b) NMS further undertakes to accelerate the unvested portion of any Option outstanding under the Stock Option Plan granted to an employee of the Company that is terminated without Cause within twelve months following the Closing to the extent that, if such employee had been given notice of the length provided for such employee under Section 4.13(a), such employee would have received vesting of such unvested portion, and to permit such employee at least three months from its date of termination without Cause to exercised its vested Options (or such longer period as may otherwise apply to the exercise of such Options following termination of such employee without Cause). The foregoing undertaking shall include NMS using its best efforts to cause the Stock
Option Plan of the Company or its own stock option plan, to the extent there are Exchange Options, to be amended, if necessary, to allow such acceleration.

                                   ARTICLE V

                  CLOSING DELIVERIES AND ADDITIONAL CONDITIONS

         5.1 DELIVERIES AT THE CLOSING

         At the Closing, NMS and the Selling Shareholders shall deliver the following items:

                      (i) The Selling Shareholders shall deliver to NMS evidence reasonably satisfactory to it that the resolution contemplated by Section 1.3 or the resolutions of the Company and its Shareholders required to implement the Merger by Amalgamation as contemplated by Exhibit E, as the case may be, shall have been adopted and approved by the Board of Directors of the Company (and, in the case of a merger by amalgamation, the Shareholders) by the requisite vote under applicable law and the Company's Articles of Incorporation and by-laws.

                      (ii) The Selling Shareholders shall deliver to NMS evidence satisfactory to it that the Company and the Selling Shareholders have obtained the consents, approvals and waivers required under Section 4.5 (including, without limitation, any consents, waivers or approvals required under any contract or agreement to which the Company or the Selling Shareholders or a party or by which they are bound and which are necessary in connection with the Merger to maintain all rights of the Company thereunder subsequent to the Closing).

                      (iii) NMS shall deliver to Michel Laurence and the Selling Shareholders evidence reasonably satisfactory to Michel Laurence that the Parent and the Purchaser shall have entered into the Support Agreement and the Voting and Exchange Trust Agreement.

                      (iv) The Selling Shareholders shall deliver the legal opinion of Me Olivier Despres in the form contemplated by Exhibit D as provided under Section 1.2(d)(iv) or, in the event the Merger proceeds by way of Amalgamation, such other opinion of Me. Olivier Despres as the Parent may reasonably request.

         5.2 CONDITIONS TO OBLIGATIONS OF THE SELLING SHAREHOLDERS

         The obligations of the Selling Shareholders to consummate the transactions contemplated by this Agreement and by the Offer shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Selling Shareholders holding a majority of the Shares being purchased under the Offer:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Parent and the Purchaser contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties which are by their terms are qualified by a standard of materiality, which representations and warranties shall be true in all respects) on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date; and the Shareholders shall have received a certificate to such effect signed on behalf of Parent and the Purchaser by a duly authorized officer of Parent and by a duly authorized officer of Purchaser.

                  (b) AGREEMENTS AND COVENANTS. Parent and Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing; and the Selling Shareholders shall have received a certificate to such effect signed on behalf of Parent and Purchaser by a duly authorized officer of Parent and by a duly authorized officer of Purchaser.

                                   ARTICLE VI

                             INDEMNIFICATION; ESCROW

         6.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

         All representations, warranties, covenants and agreements of the Selling Shareholders and NMS in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date and shall terminate two (2) years after the Closing Date; PROVIDED, HOWEVER, that (i) the representations and warranties contained in Section 2.3(y) shall terminate only on the 90th day after the last date the relevant Tax authority is entitled to assess or reassess the relevant person with respect to such Tax matter, (iv) the representations, warranties, covenants and agreements in Sections 2.1(a), (b) and (c), 2.2(a), (b) and (c), 2.3(a), (c), (d), (f), (h), (i), (j), (p) and
(aa), and 4.12(a) shall not terminate; and provided that the rights to obtain a remedy, including the rights of indemnification provided for in Section 6.2, shall continue notwithstanding the expiry of such survival period to the extent that notice of an inaccuracy or breach of any such provision is given in writing to the party bound by such representation, warranty, covenant and agreement within such survival period.

         6.2 INDEMNIFICATION

                  (a) Subject to the limitations set forth in Section 6.2(b), each of the Selling Shareholders hereunder jointly (and not solidarily) agrees to indemnify and hold the Parent, and the Purchaser, their officers, directors, and affiliates (including the Company) harmless for, from and against any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense incurred or accrued by the Parent, their officers, directors, or affiliates (including the Company) directly or indirectly as a result of any inaccuracy or breach of a representation or warranty given individually or collectively by each of the Selling Shareholders contained in Article II herein (as modified by the Schedules, without giving effect to any update thereto), or any failure by the Selling Shareholders to perform or comply with any covenant contained herein (hereinafter individually a "LOSS" and collectively "Losses").

                  (b) Notwithstanding anything to the contrary contained in
Section 6.2(a) or elsewhere in this Agreement, the maximum liability of any of the Selling Shareholders, in the aggregate, in respect of claims for indemnification against Losses shall not exceed the amount of the Consideration paid to such Selling Shareholders.

                  (c) Notwithstanding anything to the contrary contained in
Section 6.2(a) or elsewhere in this Agreement, no claim for indemnification may be made by any party under this Article VI unless and until the aggregate amount of all claims by that party hereunder for Losses exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the "INDEMNIFICATION THRESHOLD"), in which event the liability of the indemnifying party shall be limited to the amount by which such claims for Losses exceeds the Indemnification Threshold. Notwithstanding the foregoing, the Indemnification Threshold shall not be applicable in respect of a claim based on any failure by a Selling Shareholder to transfer all or part of its Shares to the Purchaser.

         6.3 ESCROW ARRANGEMENTS

         Concurrent with the Closing, as partial security for the indemnity provided in Section 6.2, each of the Selling Shareholders shall be deemed to have received and deposited with the Escrow Agent (as defined below) the Indemnification Shares and Michel Laurence shall be deemed to have received and deposited with the Escrow Agent the ML Escrowed Shares, in each case to be governed by the terms of the Escrow Agreement. The Escrow Agreement provides, among other things, the schedule under which the Indemnification Shares may be released from escrow.

         6.4 MANNER OF INDEMNIFICATION

         Any indemnification for Losses of the Parent or the Purchaser under this Article VI, if not paid promptly by the indemnifying party in cash, shall be effected in the following manner:

                  (a) Each of the Selling Shareholders agrees that the Parent or Purchaser, as the case may be, may cause any Exchangeable Shares comprised in the Indemnification Shares to be exchanged for Parent Common Stock and may, in its sole discretion, either sell the Parent Common Stock comprised in the Indemnification Shares or resulting from the exchange of such Exchangeable Shares on any public market on which Parent Common Stock is traded or purchase such shares for cancellation, the value of which Indemnification Shares for the purposes of satisfying any claim for Losses shall, in the case of a sale of Parent Common Stock on the public markets, be equal to the net proceeds of such sale or, in the case of a purchase for cancellation of Parent Common Stock, be equal to the Weighted Average Closing Price of the Parent Common Stock at the date of such purchase for cancellation and in each case Indemnification Shares, and shall apply such value, net of any out-of-pocket expenses incurred, to the payment of the amount owing to Parent or Purchaser by the Selling Shareholders.

                  (b) If the amount produced by paragraph 6.4(a) above is still insufficient to satisfy the indemnification obligations of Selling Shareholders under this Article VI, the Selling Shareholders agree to deliver the remainder to the Parent or the Purchaser, as the case may be, in cash or by certified or bank cheque.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         7.1 TERMINATION

         This Agreement may only be terminated as follows:

                  (a) by mutual written consent of the Selling Shareholders and NMS;

                  (b) by either NMS or the Selling Shareholders if there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority that would make consummation of the transactions contemplated herein illegal;

                  (c) by the Selling Shareholders if the Purchaser (i) has not made the Offer on or before 5:00 p.m. (Montreal time) on May 31, 2000 except if the Purchaser has not made the Offer on or prior to such date by reason of any failure of the Selling Shareholders to satisfy a condition precedent to the Purchaser's obligation to make the Offer; or (ii) all of the conditions to the Purchaser's obligation to acquire Shares under the Offer have been satisfied but the Purchaser has not acquired and paid for the Shares under the Offer on or before 5:00 p.m. (Montreal time) on July 15, 2000; or, if the Merger proceeds by Amalgamation, the Parent shall fail to undertake or to cause its subsidiaries to undertake those matters required by them to implement the Amalgamation contemplated in Exhibit E by July 31, 2000, and such failure is not attributable to any failure by the Selling Shareholders to fulfill their obligations to implement such arrangements.

                  (d) by NMS if the Closing has not occurred before 5:00 p.m. (Montreal time) on July 31, 2000;

                  (e) by NMS if it is not in material breach of its obligations under this Agreement and the conditions of the obligations of the Purchaser to acquire shares under the Offer have not been satisfied on or before 5:00 p.m. (Montreal time) on the Offer Termination Date (or such later date as the Purchaser may have determined for the taking up of Shares under the Offer as provided by Section 1.1.

         7.2 EFFECT OF TERMINATION

         In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parent, Purchaser or the Selling Shareholders, or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 4.2 and 4.3 and Article IV and Article VII (other than Section 7.1) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

         7.3 AMENDMENT

         Except as is otherwise required by applicable law, this Agreement may only be amended by the parties hereto by execution of an instrument in writing signed by or on behalf of each of the parties hereto or their duly appointed representatives.

         7.4 EXTENSION; WAIVER

         At any time prior to the Closing, the Parent and Purchaser, on the one hand, and the Selling Shareholders, on the other, may, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and such waiver of any of the provisions of this Agreement shall not constitute a waiver of any other provisions (whether or not similar) or a continuing waiver unless otherwise expressly provided in the instrument.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 NOTICES

         All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of receipt of such facsimile returned) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Purchaser:

                           Natural MicroSystems Corporation
                           100 Crossing Blvd.
                           Framingham MA 01702

                           Attn:  Chief Executive Officer
                           Telephone No.: (508) 271-1200
                           Facsimile No.: (508) 271-1225
                           with a copy to:

                           Stikeman Elliott
                           1155 Rene-Levesque Blvd. West
                           Suite 4000
                           Montreal, Quebec
                           H3B 3V2

                           Attn:  Edward B. Claxton
                           Telephone No.: (514) 397-3364
                           Facsimile No.: (514) 397-3222

                  (b)      if to Novacap to:

                           375 Roland Therrien Blvd.
                           Longueuil, Quebec
                           J4H 4A6

                           Attn:  Chief Executive Officer
                           Telephone No.: (450) 651-5000
                           Facsimile No.: (450) 651-7585

                  (c)      if to the Employee Shareholders, to:

                           c/o Michel Laurence

                           InnoMedialogic Inc.
                           4501 Bishop Street
                           St-Hubert, Quebec
                           J3Y 9E1
                           Telephone No.: (450) 676-2977, ext. 109
                           Facsimile No.: (450) 926-5725
                           with a copy to:

                           Olivier Despres, Attorney

                           6, rue du Perigord
                           La Prairie, Quebec
                           J5R 5Y6

                           Telephone No.: (450) 659-6737
                           Facsimile No.: (450) 659-9878

         8.2 INTERPRETATION

         The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.3 COUNTERPARTS

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         8.4 ENTIRE AGREEMENT; ASSIGNMENT

         This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein:
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates.

     8.5 HOLDING COMPANIES

         NMS hereby acknowledges and agrees that each of Michel Laurence and Michel Brule may transfer all or part of the Shares that he is selling to the Purchaser hereunder as which he will hold at the time of the implementation of the Amalgamation described in Exhibit E to a holding company, all of the shares of which shall be held by Michel Laurence or Michel Brule, as the case may be, provided that such company assumes all of the rights and obligations of Michel Laurence or Michel Brule, as the case may be, under this Agreement and provided that Michel Laurence or Michel Brule, as the case may be, continues to be bound by his obligations hereunder.

         8.6      SEVERABILITY

         In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         8.7      TAX ELECTION

         Any Selling Shareholder who receives Exchangeable Shares on the purchase of its Shares by Purchaser shall be entitled to make an income tax election pursuant to section 85(1) of the ITA (and under the corresponding provisions, if any, of any applicable provincial statute) with respect to the transfer of its Shares to Purchaser provided that the agreed amount for purpose of such election is not less that the greater of (i) the Cash Portion received by the Selling Shareholder including the value of Parent Common Stock and (ii) the adjusted cost base as defined in the ITA to the Selling Shareholder of the Shares and not greater than the fair market value of the Shares disposed to Purchaser.

         8.8      OTHER REMEDIES

         Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         8.9      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and of Canada applicable herein, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the Province of Quebec for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         8.10     RULES OF CONSTRUCTION

         The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and that the Agreement has been negotiated and settled with their consent, therefore, recognize that the application of the provisions of any law, regulation or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document is not applicable to this Agreement and, to the extent they have the power to do so, the parties waive such provisions.

         8.11     SPECIFIC PERFORMANCE

         The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States, Canada or any state or province having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.12     ENGLISH LANGUAGE ONLY

         The parties hereto confirm that is their wish that this Agreement, as well as all other documents related hereto, including legal notices, have been and shall be drawn up in the English language only. LES PARTIES CONFIRMENT LEUR DESIR QUE CET ACCORD AINSI QUE TOUS LES DOCUMENTS, Y COMPRIS TOUS LES AVIS QUI S'Y RATTACHENT, SOIENT REDIGES EN LANGUE ANGLAISE.

         8.13     CERTAIN DEFINED TERMS

         As used in this Agreement, in addition to the terms defined elsewhere in the Agreement (including in the Recitals), the following terms will have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  (a) "AGREEMENT" shall mean this SHARE PURCHASE AGREEMENT and all instruments supplemental hereto or in amendment of confirmation hereof; "HEREIN", "HEREOF", "HERETO", "HEREUNDER" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "ARTICLE", "SECTION", "SUBSECTION" or "OTHER SUBDIVISION" of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

                  (b) "AMALGAMATION" shall have the meaning ascribed thereto in the Recitals hereto.

                  (c) "AMALCO" shall have the meaning ascribed thereto with Recitals hereto.

                  (d) "BOOKS AND RECORDS" means all books of account, tax records, sales and purchase records, customer and supplier lists, computer software, formulae, business reports, plans and projections and all other documents, files, correspondence and other information of Company whether in writing or electronic form.

                  (e) "CANADIAN GAAP" means generally accepted accounting principles in Canada, including those set out in the Handbook of the Canadian Institute of Chartered Accountant, applied on a consistent basis.

                  (f) "CANCELLATION RIGHT" shall have the meaning ascribed thereto at Section 1.9.

                  (g) "CASH PORTION" shall have the meaning ascribed thereto at
Section 1.2(f)(i)

                  (h) "CAUSE" shall mean any event or circumstance which, pursuant to applicable law, constitutes a serious reason for dismissal without either notice, payment in lieu of notice, severance or indemnity whatsoever, and, without restriction, the foregoing shall include any conviction of an employee for a criminal offense (whether by summary proceeding or by indictment) and the taking of any act or failure to take any act in a manner contrary to an employee's obligation of diligence, loyalty and honesty to the employer and an employee's obligation to promote and act in furtherance of the employer's legitimate interests;

                  (i) "CBCA" shall have the meaning ascribed thereto in the Recitals hereto.

                  (j) "CERTIFICATES" shall have the meaning ascribed thereto at
Section 1.8.

                  (k) "CLOSING DATE" shall have the meaning ascribed thereto at
Section 1.1.

                  (l) "CLOSING" shall have the meaning ascribed thereto at
Section 1.1.

                  (m) "COMPANY SCHEDULES" shall mean the disclosure schedules by the Company under the representations and warrants set forth in Section 2.1

                  (n) "COMPANY" has the meaning specified in the Recitals hereto.

                  (o) "CONSIDERATION" shall have the meaning ascribed thereto at
Section 1.2(f).

                  (p) "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any note, bond or security issued by such Person or of any mortgage, indenture, deed of trust, lease, license, franchise, contract, agreement, instrument or undertaking to which such Person is a party or to which it or any of its property or assets is subject.

                  (q) "DOLLAR" and the symbol "US" shall mean US currency, unless specified otherwise.

                  (r) "EMPLOYEE PLANS" AND "BENEFIT PLANS" shall mean all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programs, arrangements or practices relating to the current or former employees, officers or directors employed in connection with the Company, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered.

                  (s) "EMPLOYEE SHAREHOLDERS" shall have the meaning ascribed thereto in the first paragraph hereof.

                  (t) "ESCROW AGREEMENT" shall have the meaning ascribed thereto in the Recitals hereto.

                  (u) "EXCHANGE ACT" shall have the meaning ascribed thereto at
Section 2.2.

                  (v) "EXCHANGE OPTIONS" shall have the meaning ascribed thereto at Section 1.5.

                  (w) "EXCHANGEABLE SHARES" shall have the meaning ascribed thereto in Section 1.4.

                  (x) "EXCHANGEABLE SHARE PROVISIONS" shall have the meaning ascribed thereto in the Recitals hereto.

                  (y) "FINANCIAL STATEMENTS" shall mean the audited financial statements for the Company as at March 31, 1999 and 1998, and the unaudited financial statements for the Company as at March 31, 2000, respectively, consisting in each case of a balance sheet and the accompanying statements of income, retained earnings and changes in financial position for the period then ended and notes to the financial statements together with the report of the auditors thereon, a copy of which financial statements is annexed hereto as
SCHEDULE 8.13(x)

                  (z) "GAAP" means generally accepted accounting principles in the United States of America.

                  (aa) "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  (bb) "IMMEDIATELY EXERCISABLE OPTIONS" shall have the meaning ascribed thereto at Section 1.2(a).

                  (cc) "INCLUDE", "INCLUDES" and "INCLUDING" shall have the meaning ascribed thereto at Section 8.2.

                  (dd) "INDEMNIFICATION SHARES" shall have the meaning ascribed thereto at Section 1.6.

                  (ee) "INTELLECTUAL PROPERTY RIGHTS" means all the rights of the Company and the Subsidiaries in the following, whether protected, created or arising under the laws of Canada or any foreign, state or other jurisdiction:

                      (i) business names, trade names, trademarks and service marks (whether registered or unregistered, including any applications for registration of any of the foregoing), logos, Internet domain names, trade dress rights and general intangibles of a like nature, together with the goodwill associated with any of the foregoing (collectively, "MARKS");

                      (ii) (a) patents, patent rights and all applications therefor, including any and all continuation, divisional, continuation-in-part, or reissue patent applications or patents issuing thereon and (b) disclosures with respect to potential patent applications listed on SCHEDULE 8.13(dd)(ii) (collectively, "PATENTS");

                      (iii) topographies, codes, software, copyrightable works, including but not limited to all registrations and applications therefor (collectively, "COPYRIGHTS"); and

                      (iv) know-how, inventions, discoveries, concepts, ideas, methods, processes, formulae, technical data, circuit board designs, schematics, bills of materials, confidential information and other proprietary information, including customer lists, excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, "TRADE SECRETS").

                  (ff) "INTELLECTUAL PROPERTY" means all Intellectual Property Rights owned or licensed by the Company.

                  (gg) "ITA" shall have the meaning ascribed thereto at Section 2.3(y)(ix).

                  (hh) "KNOWLEDGE OF THE SELLING SHAREHOLDERS", or "TO THE SELLING SHAREHOLDERS' KNOWLEDGE" shall mean the knowledge which each of the Selling Shareholders (i) actually has, or (ii) should have after having conducted due enquiry or investigation, and for the purposes hereof, the actual or implied knowledge of either of Michel Laurence and Michel Brule, as determined in accordance with this provision, shall be deemed to be the knowledge of the Selling Shareholders.

                  (ii) "LAWS" shall mean:

                      (i) all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international having jurisdiction;

                      (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees, and awards of any governmental authority or body; and

                      (iii) all policies, practices and guidelines of any governmental authority or body which, although not actually having the force of law, are considered by such governmental authority or body as requiring compliance as if having the force of law, in each case binding on or affecting the Party or Person referred to in the context in which such word is used; and "LAW" shall mean any one of them.

                  (jj) "LICENSE" and "LICENSES" shall have the meanings ascribed thereto at Section 2.3(z).

                  (kk) "LICENSED INTELLECTUAL PROPERTY" shall have the meaning ascribed thereto at Section 2.3(p)(iv)(f).

                  (ll) "LICENSED TECHNOLOGY AGREEMENTS" shall have the meaning ascribed thereto at Section 2.3(p)(iv).

                  (mm) "LIEN" and "LIENS" shall have the meanings ascribed thereto at Section 2.3(b)(iii).

                  (nn) "LOSS" and "LOSSES" shall have the meanings ascribed thereto at Section 6.2.

                  (oo) "MATERIAL ADVERSE EFFECT" shall mean any change or effect (excluding any change or effect related to general economic conditions) that is, or is reasonably likely to be, (A) material and adverse to the current or future business, operations, properties, condition (financial or other), assets or liabilities of the Company or its business; provided that any change or effect having an impact of US$25,000 or more (or its equivalent in Canadian dollars) shall be material for such purposes, or (B) material and adverse to the ability of the Parent and/or the Purchaser to consummate the transactions contemplated by this Agreement, the Offer or the Related Agreements or to perform their respective obligations hereunder or thereunder or (C) the ability of the Parent or the Purchaser to exercise its rights under this Agreement, the Offer or the Related Agreements or as a shareholder of the Company.

                  (pp) "ML DEPARTURE DATE" shall have the meaning ascribed thereto at Section 1.9(a).

                  (qq) "MERGER" shall have the meaning ascribed thereto in the Recitals hereto.

                  (rr) "ML ESCROWED SHARES" shall have the meaning ascribed thereto at Section 1.9.

                  (ss) "ML EXCHANGEABLE SHARES" shall have the meaning ascribed thereto in Section 1.9.

                  (tt) "NMS" shall have the meaning ascribed thereto in the first paragraph hereof.

                  (uu) "NON-CASH PORTION" shall have the meaning ascribed thereto at Section 1.2(f)(ii).

                  (vv) "NUMBER OF PARENT COMMON STOCK" shall have the meaning ascribed thereto at Section 1.2(f)(ii)(A).

                  (ww) "OFFER TERMINATION DATE" shall have the meaning ascribed thereto at Section 1.1.

                  (xx) "OFFER" shall have the meaning ascribed thereto in the Recitals hereto.

                  (yy) "OPTION" shall have the meaning ascribed thereto at
Section 1.5.

                  (zz) "ORDINARY COURSE" means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

                  (aaa) "OTHER SELLING SHAREHOLDERS" shall have the meaning ascribed thereto in the first paragraph hereof.

                  (bbb) "OWNED COPYRIGHT" shall have the meaning ascribed thereto at Section 2.3(p)(iii).

                  (ccc) "OWNED MARKS" shall have the meaning ascribed thereto at
Section 2.1(r)(i).

                  (ddd) "OWNED PATENTS" shall have the meaning ascribed thereto at Section 2.3(p)(ii).

                  (eee) "PARENT COMMON STOCK" shall have the meaning ascribed thereto in the Recitals hereto.

                  (fff) "PARENT FINANCIAL STATEMENTS" shall have the meaning ascribed thereto at Section 2.4(g)

                  (ggg) "PARENT" shall have the meaning ascribed thereto in the first paragraph hereof.

                  (hhh) "PARTIES" shall mean the Selling Shareholders, the Parent and the Purchaser; and "PARTY" shall mean either one of them.

                  (iii) "PERSON" shall mean an individual, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a Person shall have a similarly extended meaning.

                  (jjj) "PURCHASER" shall have the meaning ascribed thereto in the first paragraph hereof.

                  (kkk) "R&D CREDIT OR REFUNDS" shall have the meaning ascribed thereto at Section 2.3(y)(xi).

                  (lll) "RELATED AGREEMENTS" means collectively each agreement or instrument entered into or implemented by Parent, the Purchaser and/or the Selling Shareholders or certain employees of the Company as contemplated and required by this Agreement, including without limitation the employment and non-competition agreements referred to in Section 1.7, the Escrow Agreement the Voting and Exchange Trust Agreement and the Support Agreement, the Offer and the Exchangeable Share Provisions.

                  (mmm) "SCHEDULE" shall mean a schedule annexed to this Agreement.

                  (nnn) "SEC" shall have the meaning ascribed thereto at
Section 2.4(g).

                  (ooo) "SEC DOCUMENTS" shall have the meaning ascribed thereto at Section 2.4(g).

                  (ppp) "SECURITIES ACT" shall have the meaning ascribed thereto at Section 4.1.

                  (qqq) "SELLING SHAREHOLDERS" shall have the meaning ascribed thereto in the first paragraph hereof.

                  (rrr) "SHARES" shall have the meaning ascribed thereto in the Recitals hereto.

                  (sss) "SHAREHOLDERS AGREEMENT" shall mean the Shareholders Agreement among the Selling Shareholders and the Company dated June 19, 1997.

                  (ttt) "SHAREHOLDERS" shall mean the holders of any issued and outstanding shares of the Company or of any securities or right susceptible of being exchanged or converted into shares of the Company.

                  (uuu) "SHAREHOLDERS' EXPENSES" means: (i) all broker, advisory and legal fees and expenses incurred by the Shareholders as a result of the Share Exchange regardless of whether Company or the Shareholders are directly obligated by contract to pay such fees and (ii) any stock transfer tax and notarial fees required or assessed upon transfer of Canadian securities.

                  (vvv) "SHARES" shall have the meaning ascribed thereto in the Recitals hereto.

                  (www) "STOCK OPTION PLANS" has the meaning given in
Section 1.5.

                  (xxx) "SUPPORT AGREEMENT" shall have the meaning ascribed thereto in the Recitals hereto.

                  (yyy) "TAX" and "TAXES" shall have the meaning ascribed thereto at Section 2.3(y)(i).

                  (zzz) "TAX RETURNS" shall have the meaning ascribed thereto at
Section 2.1(aa)(ii).

                  (aaaa) "TECHNOLOGY EXPLOITATION AGREEMENTS" shall have the meaning ascribed thereto at Section 2.3(p)(vi).

                  (bbbb) "THIRD PARTY EXPENSES" shall have the meaning ascribed thereto at Section 4.3.

                  (cccc) "TOTAL ASSUMED OPTION SHARES" shall have the meaning ascribed thereto at Section 1.5.

                  (dddd) "TRIBUNAL" shall have the meaning ascribed thereto at
Section 8.9.

                  (eeee) "VOTING EXCHANGE TRUST AGREEMENT" shall have the meaning ascribed thereto in the Recitals hereto.

                  (ffff) "WEIGHTED AVERAGE CLOSING PRICE" shall have the meaning ascribed thereto at Section 1.2(f)(ii)(B).



                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.


NATURAL MICROSYSTEMS CORPORATION              3758982 CANADA INC.

By:                                           By:
-----------------------------------------     ----------------------------------

Name:                                         Name:
-----------------------------------------     ----------------------------------

Title:                                        Title:
-----------------------------------------     ----------------------------------


INVESTISSEMENTS NOVACAP INC.

By:
-----------------------------------------

Name:
-----------------------------------------

Title:
-----------------------------------------




-----------------------------------------     ----------------------------------
Michel Laurence                               Michel Brule





-----------------------------------------
Stephane Tremblay




                  [SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

                                   EXHIBIT A
                         EXCHANGEABLE SHARES PROVISIONS

                                   EXHIBIT B
                                SUPPORT AGREEMENT

                                   EXHIBIT C
                                ESCROW AGREEMENT

                                   EXHIBIT D
                                 FORM OF OPINION

                                   EXHIBIT E
                          MERGER BY WAY OF AMALGAMATION


         The following steps will be taken to effect the Merger by way of
Amalgamation:

1. Within five Business Days following the expiry of the period for the delivery of the acknowledgements and waivers provided for in Section
         1.10 of the Agreement (the "WAIVER EXPIRY DATE"), the Purchaser will incorporate a new wholly-owned subsidiary under the CBCA ("MERGECO") having the following authorized and issued capital:

         (a)      AUTHORIZED:

                  (i)      an unlimited number of common shares;

                  (ii)     an unlimited number of Exchangeable Preferred Shares;
                           and

                  (iii) an unlimited number of First Preferred Shares, which by their terms will be: redeemable by the Company for a value equal to the value of the consideration received upon their issuance; not retractable by the holder; non-voting; bearing dividends in the discretion of the directors; ranking on liquidation prior to the Common Shares and PARI PASSU with the Exchangeable Shares.

         (b) ISSUED: Such number of common shares as the Parent may determine.

2. Within seven Business Days following the Waiver Expiry Date, the Purchaser shall cause Mergeco, and the Selling Shareholders shall cause the Company to settle the terms of an amalgamation agreement (the "AMALGAMATION AGREEMENT") pursuant to which Mergeco and the Company shall amalgamate under Section 181 and following of the CBCA. The Amalgamation Agreement shall provide that on Amalgamation:

         (a) the authorized share capital of Amalco shall be identical to that of Mergeco;

         (b) the outstanding common shares of Mergeco shall be converted into common shares of Amalco;

         (c) each of the outstanding Shares shall be converted into one First Preferred Share of Amalco;

         (d) the other provisions of the articles of amalgamation (the "ARTICLES OF AMALGAMATION") shall be those ordinarily used for a private corporation under the CBCA (determined in the discretion of the Purchaser);

         (e)      the directors shall be appointees of the Purchaser; and

         (f)      the by-laws shall be those of Mergeco.

3. Within ten Business Days following the Waiver Expiry Date, the Selling Shareholders shall cause the Board of Directors of the Company to meet (the "COMPANY DIRECTORS' MEETING") and:

         (a) authorize the execution and delivery of the Amalgamation Agreement and the filing of Articles of Amalgamation, subject to the approval of the Shareholders;

         (b) set a date for a meeting of the Shareholders (the "COMPANY SHAREHOLDERS' MEETING") to approve the Amalgamation Agreement (such date to be at least 21 days and not later than 25 days after the date of the Company Directors' Meeting);

         (c) approve the sending of a management proxy circular to the shareholders in prescribed form; and

         (d) cause the Company to send the notice of meeting and management proxy circular for the Company Shareholders' Meeting.

4. On or before the date of the Company Directors' Meeting the Purchaser shall cause the directors and shareholders of Mergeco to authorize the execution and delivery of the Amalgamation Agreement.

5. At least two weeks prior to the Company Shareholders' Meeting, the Purchaser or one of its affiliates shall send an offer (the "AMALGAMATION OFFER") to each one of the Shareholders, such offer to be conditional upon the occurrence of the Amalgamation, offering to:

         (a) acquire up to 50% of the First Preferred Shares to be held by such Shareholder following the Amalgamation for an amount in cash per First Preferred Share equal to US$155 million divided by the number of outstanding Shares and all Shares issuable upon the exercise of Immediately Exercisable Options; and

         (b) acquire the remaining 50% of the First Preferred Shares to be held by such Shareholder following the Amalgamation in consideration for the Number of Parent Company Stock (as defined in Section 1.2(e)(ii) of the Agreement).

                  The Acquisition Offer shall terminate one day following the date of the Company Shareholders' Meeting, and shall be accepted through the return by an accepting Shareholder of an acceptance form attached to the Amalgamation Offer under which the accepting
         Shareholder:

                  (i) accepts the Amalgamation Offer as to the number of First Preferred Shares it wishes to sell for cash (to a maximum of 50% of all the First Preferred Shares as shall be registered in its name at the closing date of the Offer);

                  (ii) if it so elects, accepts the Amalgamation Offer as to its remaining First Preferred Shares in consideration for Parent Company Stock;

                  (iii) directs the Company to transfer such First Preferred Shares to the offeror under the Amalgamation Offer on the share registers of the Company;

                  (iv) agrees to the immediate termination of the Shareholders' Agreement and to the waiver of any rights it may have under the Shareholders' Agreement arising prior to such acceptance;

                  (v) makes representations and warranties substantially identical to those made by the Selling Shareholders under the Agreement; and

                  (vi) agrees to deposit in escrow the Parent Company Stock or Exchangeable Shares required to be deposited by it in escrow and to be bound by the Escrow Agreement.

6. The Amalgamation Offer shall contain such other provisions as are necessary to implement the transactions contemplated by this Exhibit E and the Agreement. The Selling Shareholders agree to cause Company Shareholders' Meeting to be held, to propose a resolution authorizing the Amalgamation at the Company Shareholders' Meeting and to vote the Shares held or controlled by them at that meeting in favour of the Amalgamation.

7. Within one Business Day following the approval of the Amalgamation by the Shareholders at the Company Shareholders' Meeting, and in any case prior to the expiry of the Amalgamation Offer, the Selling Shareholders shall cause the Company and the Purchaser shall cause Mergeco to execute and file the Articles of Amalgamation under the CBCA to effect the Amalgamation and create Amalco.

8. The Parent agrees to cause the offeror under the Amalgamation Offer to make payment for the First Preferred Shares deposited under the Amalgamation Offer on the next business day following the expiry of the Amalgamation Offer; however, certificates representing the shares of the Parent Company Stock to be delivered in escrow as provided under the Amalgamation Offer shall be delivered in escrow to the Escrow Agent rather than to the depositing Shareholder.

9.       Within five Business Days following the effective date of the
         Amalgamation:

         (a) the registered holders of all First Preferred Shares shall authorize the conversion of all outstanding First Preferred Shares into Exchangeable Shares;

         (b) the Purchaser shall cause Amalco to file Articles of Amendment under the CBCA effecting such conversion;

         (c)      Amalco will execute and deliver the Exchange and Support
                  Agreement;

         (d) the Purchaser and Amalco shall deposit in escrow with the Escrow Agent certificates representing those Exchangeable Shares which are to be deposited in escrow; and

         (e) Amalco shall send to each of the former registered holders of First Preferred Shares the certificates representing the remaining Exchangeable Shares which they have the right to receive.

         The Selling Shareholders, the Purchaser and the Parent shall cooperate with each other for the purposes of preparing all documentation required to implement those matters described in this Exhibit E.

                                   EXHIBIT F
                       DECLARATION OF REGISTRATION RIGHTS


         NMS shall prepare and file with the U.S. Securities and Exchange Commission a registration statement on Form S-3 in connection with the registration under the Securities Act of 1933 of the Parent Common Stock (including Parent Common Stock to be issued upon exercise of Exchangeable Shares) and shall use its best efforts to cause such registration to become effective not later than 45 days following the Closing and remain effective until all shares registered and not sold thereunder may be sold without limitation in the absence of an effective registration statement.